UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

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GameStop Corp.

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2021 Proxy Statement

Notice of 2021 Annual Meeting of Stockholders

to Be Held on June 9, 2021

Letter from our Chief Executive Officer

April 22, 2021

Fellow Stockholders,

Thank you for your investment in GameStop. It is my privilege to serve as GameStop’s chief executive officer, working with a group of highly-committed and knowledgeable Board members in stewardship of the long-term interests of all our stockholders.

As we move forward in 2021, we are focused on transforming GameStop into a customer-obsessed technology company that delights gamers. We are working to create a differentiated customer experience that positions us to access new customers, further engage with existing ones and reactivate former ones, while also focusing on initiatives that drive customer lifetime value. The strategic initiatives that support our goals include:

1.	Investing in technology capabilities, including our E-Commerce presence, systems and customer insights gathering.
2.	Building a superior customer experience, including by establishing a U.S.-based customer care operation.
3.	Expanding our product catalogue and addressable market. Certain emerging categories represent natural extensions that we believe our customers expect from us.
4.

Growing our distribution footprint fulfillment operations to improve speed of delivery and service. This will enable us to provide customers convenient, flexible, and competitive delivery options across the entire product spectrum.

We expect to accelerate these and other elements of our transformation while continuing to capitalize on the new console cycle. We believe the progress we have made over the past two years positions GameStop for long-term growth and to deliver value for stockholders.

As your fiduciaries, GameStop’s Board remains committed to enhancing value for our stockholders. We appreciate your support of management and the newly refreshed Board as they work to continue to create value for all stockholders.

Sincerely,

George E. Sherman

Chief Executive Officer

Notice of Annual Meeting of Stockholders

Dear Stockholder:

We invite you to attend our Annual Meeting of Stockholders on Wednesday, June 9, 2021 at 10:00 a.m., Central Daylight Time, at our corporate headquarters located at 625 Westport Parkway, Grapevine, Texas 76051. At the annual meeting, you will be asked to:

(1)	Elect six directors, each to serve as a member of the Board of Directors until the next annual meeting of stockholders and until such director’s successor is elected and qualified;

(2)	Provide an advisory, non-binding vote on the compensation of our named executive officers;

(3)	Ratify our Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending January 29, 2022; and

(4)	Transact such other business, if any, as may properly come before the annual meeting and at any postponement or adjournment of the annual meeting.

Only stockholders of record as of the close of business on April 15, 2021 (the “record date”) are entitled to vote at the annual meeting and any postponement or adjournment thereof. Please see pages 9 – 12 for additional information regarding attendance at the meeting and how to vote your shares. This proxy statement provides information that you should consider when you vote your shares.

Your vote is important. Even if you plan to attend the annual meeting, we request that you vote your shares as soon as possible by following the voting instructions contained in this proxy statement.

By order of the Board of Directors.

Sincerely,

April 22, 2021	Dan L. Reed

Senior Vice President, General Counsel and

Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 9, 2021

This Notice of Annual Meeting, Proxy Statement, form of proxy and our 2020 Annual Report to Stockholders are available at http://investor.gamestop.com.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS
This Proxy Statement, form of proxy and 2020 Annual Report are available at http://investor.gamestop.com. Except as otherwise stated, information on our website is not a part of this Proxy Statement.

We will send a full set of proxy materials or a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) on or about April 22, 2021, and provide access to our proxy materials over the Internet, beginning on April 22, 2021, for the holders of record and beneficial owners of our shares of common stock as of the close of business on the record date. The Notice of Internet Availability instructs you on how to access and review the Proxy Statement and our 2020 annual report to stockholders. The Notice of Internet Availability also instructs you on how you may authorize a proxy to vote your shares over the Internet and provides instructions on how you can request a paper copy of these documents if you desire, and how you can enroll in e-delivery. If you received your annual meeting materials via email, the email contains voting instructions and links to our annual report and proxy statement on the Internet.

IMPORTANT NOTICE REGARDING COVID-19

Because of the uncertainties surrounding the impact of the COVID-19 pandemic, we are planning for the possibility that the annual meeting may be held solely by means of remote communication (i.e., a virtual meeting). If we take this step, we will announce the decision to do so in advance of the annual meeting, and details on how to access, participate in and vote at such meeting will be set forth in a press release issued by us and available at http://investor.gamestop.com. We encourage you to check this website prior to the meeting if you plan to participate.

Certain statements in this Proxy Statement contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involves risks and uncertainties that could cause results to be materially different from expectations. The words “will,” “may,” “designed to,” “outlook,” “believes,” “should,” “targets,” “anticipates,” “assumptions,” “plans,” “expects” or “expectations,” “intends,” “estimates,” “forecasts,” “guidance” and similar expressions identify certain of these forward-looking statements. We also may provide forward-looking statements in oral statements or other written materials released to the public. All statements contained or incorporated in this Proxy Statement or in any other public statements that address such future events or expectations are forward-looking statements. Important factors that could cause actual results to differ materially from these forward-looking statements are detailed in our 2020 annual report to stockholders. These forward-looking statements are not guarantees of future performance and speak only as of the date made, and, except as required by law, we undertake no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

PROXY STATEMENT SUMMARY

To assist you in reviewing the proposals to be considered and voted upon at our 2021 annual meeting of stockholders, or annual meeting, we have summarized information contained elsewhere in this Proxy Statement or in our Annual Report on Form 10-K for the fiscal year ended January 30, 2021, or Annual Report. This summary does not contain all of the information you should consider about the proposals being submitted to stockholders at the annual meeting. We encourage you to read the entire Proxy Statement and Annual Report carefully before voting.

ANNUAL MEETING OF STOCKHOLDERS

Date and Time:

Wednesday, June 9, 2021

10:00 a.m., Central Daylight Time

Location:

GameStop Corp.

625 Westport Parkway

Grapevine, Texas 76051

Record Date:

April 15, 2021

AGENDA; VOTING RECOMMENDATIONS

Voting Matter	Board Recommendation	Page

1. Election of Directors	FOR ALL Nominees	13

2. Advisory Vote on Executive Compensation	FOR	29

3. Ratification of Appointment of Independent Registered Accounting Firm	FOR	50

How to Cast Your Vote

www.proxypush.com/gme	Sign, date and return your proxy card or voting instruction form.

(855) 847-1311	You may vote your shares in person at the annual meeting.

1 | 2021 Proxy Statement

THE BOARD OF DIRECTORS

Our Director Nominees

The Board of Directors, or the Board, is soliciting your vote for the election to the Board at the annual meeting of the six nominees identified below.

Nominees	Age	Director Since	Occupation	Independent

George E. Sherman	59	2019	Chief Executive Officer, GameStop Corp.

Alain (Alan) Attal	52	2021	Former Chief Marketing Officer, Chewy Inc.	✓

Lawrence (Larry) Cheng	45	N/A	Co-Founder and Managing Partner of Volition Capital	✓

Ryan Cohen	35	2021	Founder and Former Chief Executive Officer, Chewy Inc.	✓

James (Jim) Grube	50	2021	Former Chief Financial Officer, Chewy, Inc.	✓

Yang Xu	42	N/A	Senior Vice President of Global Finance and Treasury at The Kraft Heinz Company	✓

Chair of the Board and Presiding Director

We have a Chair of the Board who is also an independent director and who serves as the presiding director within the meaning of the listing standards of the NYSE. Currently, Kathy P. Vrabeck serves as the Chair of the Board. Immediately upon his re-election to the Board at the annual meeting, Ryan Cohen will become the Chair of the Board.

The Chair is appointed by the Board. The Chair:

•	presides at meetings of the Board and meetings of stockholders;

•	has authority to establish the agenda for each Board meeting;

•	serves as the presiding director to lead executive sessions at each meeting of the Board in which only independent directors participate;

•	has authority to call special meetings of the Board and special meetings of stockholders;

•	advises our Chief Executive Officer and other members of our executive team on such matters as strategic direction, corporate governance and overall risk assessment; and

•	performs such other duties as the Board may from time to time delegate to assist the Board in the fulfillment of its responsibilities.

CORPORATE GOVERNANCE HIGHLIGHTS

Board Independence	• 5 of our 6 director nominees are independent; all nominees are independent except our Chief Executive Officer
Independent Chair of the Board	• The Chair of the Board is independent
Board Refreshment	• All director nominees have a tenure of approximately two years or less
Board Leadership and Accountability

•   Our directors are elected annually

•   A majority voting standard applies to director elections in uncontested elections

•   We maintain a Code of Conduct for our directors, officers and employees

•   Our independent Chair has a strong role and significant influence over Board agendas and leads executive sessions of our independent directors

•   All incumbent directors attended at least 75% of Board and committee meetings in fiscal 2020

2021 Proxy Statement | 2

Enhanced Governance Guidelines

•   Our corporate governance guidelines target an average Board tenure for independent directors of less than 10 years and rotation approximately every 5 years of committee members and chairs

•   Our corporate governance guidelines encourage our directors to participate in continuing education programs and provide for us to reimburse directors for participation in continuing education programs

•   Board policy limits director membership to three other public company boards

Director Access

•   Significant interaction with senior business leaders, including through regular business reviews

•   Our directors have ability to hire outside experts and consultants and to conduct independent investigations

•   Stockholders have the ability to contact directors

Claw-back Policy	• Our claw-back policy permits us to recoup certain compensation payments in the event of a significant restatement of our financial results
Anti-Hedging Policy	• Our anti-hedging policy prohibits employees and directors from engaging in any pledging, short sales or hedging of our common stock
Equity Ownership

•   Our Chief Executive Officer is required to hold common stock equivalent to 5 times base salary

•   Our Chief Operating Officer and Executive Vice Presidents are required to hold common stock equivalent to 3 times base salary

•   Our non-employee directors are required to hold common stock equivalent to $275,000

Proxy Access

•   Available to a stockholder, or group of up to 25 stockholders, holding at least 3% of our common stock for at least 3 years

•   May nominate candidates for the greater of two seats or 25% of board nominees

FISCAL 2020 BUSINESS HIGHLIGHTS

•	Comparable store sales decreased 9.5%;

•

Net sales were $5.090 billion compared to $6.466 billion in fiscal 2019, reflecting an operating environment that included the impact of operating during the wind-down of the seven-year-old prior console cycle, a 12% decrease in store base due to our strategic de-densification efforts, which was partially offset by recaptured sales via nearby stores and E-Commerce, and a significant reduction in global store operating days as a result of temporary store closures in response to the COVID-19 pandemic at various times throughout fiscal 2020;

•

Global E-Commerce sales (included in comparable stores sales) increased 191% for fiscal 2020 and represented nearly 30% of total net sales, up from a low-single-digit percentage historically and reflecting investments during the year that enhanced our E-Commerce capabilities. This growth allowed us to recapture a substantial majority of sales from temporary government mandated store closings;

•

Gross margin was 24.7%, a decline of 480 basis points compared to the prior year, primarily driven by the expected mix shift toward lower margin console sales in response to the launch of generation 9 consoles, increased freight and credit card fees associated with the shift to E-Commerce sales and a broader promotional stance;

•	Selling, general and administrative expenses were $1.514 billion compared to $1.923 billion from the prior year, a reduction of $408.5 million, or a 21.2% reduction from the prior fiscal year;

•	Net loss of ($215.3) million, or ($3.31) per diluted share compared to net loss of ($470.9) million, or ($5.38) per diluted share in the prior fiscal year;

3 | 2021 Proxy Statement

•	Strategically de-densified our store base by closing a net 693 stores in fiscal 2020 while transferring sales to online platforms and neighboring locations;

•

Enhanced our financial position and flexibility with a stronger balance sheet, reflecting significant improvements in inventory management and related working capital, a healthier overall cash and liquidity position.

○

Achieved 30% decrease in inventory at fiscal year-end, leading to annualized inventory turns of 5.9x as compared to 4.4x in the prior year, and a 10% decrease in accounts payable at fiscal year-end as compared to fiscal 2019.

○	Maintained a strong balance sheet with $635 million of cash and restricted cash at year end, compared to $513.5 million in the prior year;

○	Reduced overall debt by $57 million, including a $125 million optional redemption of our outstanding 6.75% senior notes due 2021 ending fiscal 2020 with $362.7 million of debt;

○	Completed exchange offer and consent solicitation for $216.4 million of our outstanding unsecured notes;

○	Completed five sale leaseback transactions related to office buildings and the sale of a corporate travel asset, contributing approximately $95.5 million towards our total liquidity;

•	Completed the wind down of our operations in Denmark, Finland, Norway and Sweden; and

•

Leveraged our improved fulfillment capabilities, including the initial roll-out of same-day delivery and several flexible payment options, contributing to improved shopping and delivery experience for our customers, and higher global E-Commerce sales.

Consistent with our actions to strengthen our balance sheet, improve our debt profile and optimize our capital structure, subsequent to fiscal 2020 we:

•	Fully redeemed the remaining $73.2 million principal amount of our outstanding 6.75% senior notes due 2021;

•	Repaid the $25 million outstanding under our asset-based revolving credit facility at year end; and

•	Issued an irrevocable notice of redemption to redeem the remaining $216.4 million principal amount of our outstanding 10.00% senior notes due 2023 on April 30, 2021.

After giving proforma effect to these debt reductions, we will have $47.1 million of short-term debt and no long-term debt remaining on our balance sheet as of April 15, 2021. In addition, on April 5, 2021, we increased the maximum aggregate offering price of shares of our common stock that may be sold from time to time, in connection with our “at-the-market” offering program to up to $1.0 billion, but in no event more than 3.5 million shares of our common stock. We intend to use the net proceeds from any sales under our “at-the-market” offering program to further accelerate our transformation as well as for general corporate purposes and continued strengthening our balance sheet.

LEARN MORE ABOUT US

We encourage you to read our Annual Report, available on our corporate website at http://www.gamestop.com.

STRATEGIC IMPERATIVES

We are focused on transforming into a customer-obsessed technology company that delights gamers. We are working to create a differentiated customer experience that positions us to access new customers, further engage with existing ones and reactivate former ones. We are maintaining an intense focus on initiatives that drive customer lifetime value. Steps we are taking to execute on this mission include:

1.	Investing in technology capabilities, including by in-sourcing talent, revamping systems and evaluating next-generation assets:

•	We continue to build out our team expertise in this area, notably our recent addition of a Chief Operating Officer, Chief Growth Officer and Chief Technology Officer to our senior leadership team.

2021 Proxy Statement | 4

2.	Building superior customer experience, including establishing a U.S.-based customer care operation:

•

We are focused on providing exceptional customer service levels across all channels regardless of where, when or how our customers shop with us. We expect to accomplish this through a technology-driven approach and by leveraging our streamlined retail footprint to provide an unparalleled service proposition with a focus on surprising and delighting our customers. To this end, we have recently added a Senior Vice President level head of customer care and other new additions with E-Commerce backgrounds to our senior leadership team.

3.	Expanding product offerings:

•

We are continuing the work to expand our addressable market by growing GameStop’s product catalogue. This includes growing our product offerings across gaming, collectibles and other natural adjacencies. We believe expanding our addressable market size over time will help reduce our reliance on the cyclicality of the console-based gaming market.

4.	Modernizing U.S. fulfillment operations to improve speed of delivery and service:

•

We are improving our distribution network to coincide with the continued optimization of our store footprint. This will enable us to provide customers convenient, flexible, and competitive delivery options across the entire product spectrum. With recent additions to our senior leadership team, we are quickly evaluating additional distribution options to improve delivery speed. This group is also working to further optimize our core warehouse management and order management technologies and other capabilities that will improve the experience for our customers.

We expect to accelerate these and other elements of our transformation while continuing to build upon our progress and capitalize on the emerging console cycle. We believe the progress we have made over the past two years positions us for long-term growth and to deliver value for stockholders.

CORPORATE SOCIAL RESPONSIBILITY

We are committed to sustainability and to operating our business in a manner that results in a positive impact to the environment and our communities. Through our trade-in program, we take in software (CDs), gaming consoles and consumer electronics that are otherwise destined for landfills and either refurbish them or recycle them. In 2020 alone, through our U.S. refurbishment center, we refurbished over 2.7 million pieces of software (CDs) and approximately 2.2 million consumer electronic devices, and recycled over 0.5 million pounds of e-waste. In addition, we continuously measure and look for cost effective ways to reduce our carbon emissions and have seen both our total emissions and emissions by store decrease over our baseline year of 2009, as well as a 20% reduction in year over year carbon emissions achieved through both operational reductions and renewable sourcing. See the Social Responsibility section of our corporate website (http://news.gamestop.com/social-responsibility) for further information on our sustainability efforts.

MANAGEMENT TRANSFORMATION

Over the past year, we have transformed our leadership team to align with, and to drive, our transformation into a customer-obsessed technology company to delight gamers and position us for long-term success.

Shortly after Messrs. Cohen, Attal and Grube joined the Board in January 2021, the Board formed a Strategic Planning and Capital Allocation Committee to identify initiatives to accelerate our transformation. One of the key initiatives involves investment in our technology capabilities, including by in-sourcing talent. To that end, we have recently recruited senior talent with E-Commerce, retail and technology experience.

•

In March 2021, we appointed Jenna Owens as Chief Operating Officer. Ms. Owens brings approximately two decades of technology, operations, fulfillment, and supply chain experience to GameStop. Most recently, she was Director and General Manager for Distribution and Multi-Channel Fulfillment at Amazon. She previously held senior operations roles at Google and Honeywell. At GameStop, Ms. Owens is responsible for overseeing functions that include business intelligence, fulfillment, supply chain, and store operations.

•

In March 2021, we appointed Elliott Wilke to the newly-created role of Chief Growth Officer. Mr. Wilke brings nearly two decades of branding, consumer goods and E-Commerce experience to GameStop. He joins from Amazon, where he spent the past seven years holding a variety of senior roles across segments such as Amazon Fresh, Prime Pantry and

5 | 2021 Proxy Statement

Worldwide Private Brands. He began his career at Proctor & Gamble and spent more than a decade in brand manager and marketing roles of increasing responsibility. At GameStop, Mr. Wilke oversees growth strategies and marketing, with a focus on increasing customer loyalty and growing the reach of Power Up Rewards and Game Informer. He also works with other leaders on initiatives that include expanding our use of customer insights and metrics to optimize channel marketing.

•

In February 2021, we appointed Matt Francis as Chief Technology Officer. Mr. Francis brings more than two decades of experience in E-Commerce and consumer technology to GameStop. Most recently, he was an Engineering Leader at Amazon Web Services. He previously held senior-level technology roles at companies such as QVC and Zulily. At GameStop, Mr. Francis is responsible for overseeing our E-Commerce and technology functions.

Additionally, we have recently recruited other executives experienced in E-Commerce, customer care and technology, including:

•

Kelli Durkin, Senior Vice President of Customer Care – Ms. Durkin, who previously served as Chewy’s Vice President of Customer Service, helped establish the world-class customer service operation that positioned Chewy to achieve a Net Promoter Score of 86 in 2018. In her new role, Ms. Durkin oversees all customer service and engagement initiatives at GameStop.

•

Josh Krueger, Vice President of Fulfillment – Mr. Krueger previously held senior fulfillment roles at Amazon, Walmart, and QVC. In his new role at GameStop, Mr. Krueger oversees the management of E-Commerce fulfillment centers.

•

Neda Pacifico, Senior Vice President of E-Commerce – Ms. Pacifico, who previously served as Chewy’s Vice President of E-Commerce, spent nearly four-and-a-half years at Amazon in a variety of customer insights and marketing roles prior to joining Chewy. In her new role at GameStop, Ms. Pacifico leads initiatives in areas that include analytics, UI/UX and product design.

•

Tom Petersen, Vice President of Merchandising – Mr. Petersen, who previously served as Chewy’s Vice President of Merchandising, has also held senior marketing and merchandising roles at specialty retailers such as Arteza and Corro. In his new role at GameStop, Mr. Petersen helps drive vendor relations, product management and related merchandising initiatives.

•

Ken Suzuki, Vice President of Supply Chain Systems – Mr. Suzuki, who previously served as Zulily’s Vice President of Supply Chain Technology, has more than two decades of experience in the E-Commerce, informational technology and software engineering areas. In his new role, Mr. Suzuki is responsible for all systems and software related to GameStop’s supply chain, including order management systems and warehouse management systems.

•

Andrea Wolfe, Vice President of Brand Development – Ms. Wolfe, who previously served as Chewy’s Vice President of Marketing, has held executive and director-level marketing roles at companies such as Outdoorsy, Spreetrail and Whole Foods. In her new role at GameStop, Ms. Wolfe helps drive branding, content, social media strategy and other digital initiatives.

We believe these new additions to our leadership team will allow us to accelerate our transformation, and we continue to actively pursue senior talent with E-Commerce, retail and technology experience to build out our team expertise in these areas.

On April 18, 2021, we and George E. Sherman, our Chief Executive Officer, entered into a Transition and Separation Agreement (the “Transition Agreement”). The Transition Agreement provides for Mr. Sherman to step down as our President and Chief Executive Officer on the earliest of (i) July 31, 2021, (ii) the effective date of our appointment of a new Chief Executive Officer or (iii) the date his employment with us ceases due to his death or disability (such earliest date, the “Separation Date”). The Board’s Strategic Planning and Capital Allocation Committee is leading a search to identify a new Chief Executive Officer with the capabilities and experience to help accelerate the next phase of our transformation and the Board has retained a third-party firm to support its efforts.

Please refer to “Compensation Discussion and Analysis—Executive Summary—Introduction—Changes in Senior Management” for further information regarding leadership changes in our senior management.

EXECUTIVE COMPENSATION

Our executive compensation program is based on the following principles:

•	Competitive compensation opportunities to attract and retain individuals whose skills are critical to our long-term success;

2021 Proxy Statement | 6

•	Reward and motivate individual and team performance in attaining business objectives and maximizing stockholder value;

•	Total compensation designed to be consistent with the level of our operational performance over time and the level of returns provided to stockholders; and

•

Meaningful portion of total compensation at risk, with future realizable value linked to the attainment of specified performance goals and/or stock price appreciation, to align interests of our named executive officers (“NEOs”) with those of our stockholders. Our adherence to this principle is evident in our NEOs’ target compensation mix. As illustrated below, 87% of our Chief Executive Officer’s fiscal 2020 target compensation and, and on average, 74% of our other NEOs’ fiscal 2020 target compensation is at-risk:

Similarly, the soundness of our compensation program and our commitment to the principles outlined above is further evidenced by the following fiscal 2020 compensation decisions and outcomes, including in response to the impact of the COVID-19 pandemic on our business and operations since March 2020:

•

As part of our cash preservation efforts, our executive officers volunteered to temporarily reduce their base salaries from April 26, 2020 until June 28, 2020, by 50% for our Chief Executive Officer and 30% for other executives;

•	The Board also temporarily decreased their annual cash retainer from April 26, 2020 until June 30, 2020 by 50%;

•

Our fiscal 2020 short-term incentive (“STI”) plan was tied entirely to key financial performance measures, and no payouts were delivered to our NEOs. We did not adjust any performance goals or outcomes specifically due to the COVID-19 pandemic, despite its impact on our business and operations in fiscal 2020, to maintain our commitment to our pay-for-performance philosophy;

•

In fiscal 2020, 25% of our NEO long-term incentive (“LTI”) program was tied to longer-term financial performance. This percentage is lower than prior years, given the uncertainty caused by the COVID-19 pandemic. When these grants were made in June 2020, the Compensation Committee’s aim was to continue to deliver all LTI compensation to our NEOs in equity, in order to reinforce the alignment of management and stockholder interests, and to continue to tie a portion of those awards to long-term performance. The Compensation Committee approved this program in recognition of the unique circumstances of fiscal 2020. Given the evolving macroeconomic environment, the transformation of our business, management, and Board and Compensation Committee, the Compensation Committee continues to evaluate changes to the program going forward to ensure it continues to support our objectives;

•

For our fiscal 2019 performance awards, which measured cumulative financial performance for fiscal 2019 through fiscal 2020, the awards were not earned and were forfeited due to below threshold performance, and the Compensation Committee did not adjust any performance goals or outcomes specifically due to the COVID-19 pandemic;

•	We did not grant any additional one-time/special cash or equity awards to our executive officers to replace awards that did not or are not expected to pay out;

7 | 2021 Proxy Statement

•	We recalibrated our executive compensation peer group for fiscal 2020 to be comprised of specialty retailers that are more closely aligned with our current size; and

•	Our NEOs’ fiscal 2020 target compensation generally approximates (or falls below) the market median of our peer group.

INDEPENDENT AUDITORS

The Board believes that the retention of Deloitte & Touche LLP (“Deloitte”) to serve as our independent registered public accounting firm for our fiscal year ending January 29, 2022 is in the best interest of our stockholders and our company. As a matter of good corporate governance, our stockholders are being asked to ratify the Audit Committee’s appointment of Deloitte as our independent registered public accounting firm for our fiscal year ending January 29, 2022. If the stockholders should not ratify the appointment of Deloitte, the Audit Committee will reconsider the appointment. Deloitte has served as our independent registered public accounting firm since 2013.

The following table sets forth information regarding fees for professional services rendered by Deloitte in fiscal 2020 and 2019:

	Fiscal Year

	2020	2019

Audit Fees	$4,285,000	$4,724,000

Audit-Related Fees	—	7,000

Tax Fees	1,448,000	200,000

Total	$5,733,000	$4,931,000

2021 Proxy Statement | 8

Information About The Annual Meeting and Voting

1. What am I Voting on?

The Board of Directors (“Board”) of GameStop Corp. (“GameStop,” the “Company,” “we,” “us,” or “our”) is soliciting your vote for the following:

Business Items	Board Voting Recommendation	Page Reference

1. To elect the six nominees identified in this Proxy Statement to serve as directors	FOR ALL Nominees	13

2. To approve, on an advisory, non-binding basis, our executive compensation	FOR	30

3. To ratify our Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending January 29, 2022	FOR	51

2. Who Is Entitled to Vote?

Holders of record of shares of common stock as of the close of business on April 15, 2021 are entitled to notice of and to vote at the annual meeting. Shares of common stock can be voted only if the stockholder is present or is represented by proxy at the annual meeting. As of the record date, 70,771,778 shares of common stock were issued, outstanding and entitled to vote.

3. How Do I Vote?

Stockholders of Record. If you are a stockholder of record, there are several ways for you to vote your shares of common stock at the annual meeting:

•

Voting by Internet. Before the annual meeting you may vote your shares through the Internet by following the directions on the proxy card. Internet voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal identification number located on the proxy card. The procedures allow you to appoint a proxy to vote your shares and to confirm that your instructions have been properly recorded.

•

Voting by Telephone. You may vote your shares by telephone by following the directions on the proxy card. Telephone voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal identification number located on the proxy card. The procedures allow you to appoint a proxy to vote your shares and to confirm that your instructions have been properly recorded.

•

Voting by Mail. If you choose to vote by mail, simply complete the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided. If you sign your proxy card and return it without marking any voting instructions, your shares will be voted: (1) FOR ALL of the director nominees identified in this proxy statement; (2) FOR the approval of the compensation of our NEOs (as defined in Proposal 2); and (3) FOR the ratification of our Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending January 29, 2022.

•

In Person Attendance. You may vote your shares in person at the annual meeting. Even if you plan to attend the annual meeting in person, we recommend that you submit your proxy card by mail or voting instructions via the Internet or by telephone by the applicable deadline so that your vote will be counted if you later decide not to attend the annual meeting.

Beneficial Owners. If you are a stockholder whose shares are held in “street name” (i.e., in the name of a broker or other custodian) you may vote the shares at the annual meeting only if you obtain a legal proxy from the broker or other custodian giving you the right to vote the shares. Alternatively, you may have your shares voted at the annual meeting by following the voting instructions provided to you by your broker or custodian. Although most brokers offer voting via the Internet, by telephone, and mail, availability and specific procedures will depend on their voting arrangements.

9 | 2021 Proxy Statement

4. How May You Revoke or Change Your Vote?

You may revoke your proxy at any time before it is voted at the annual meeting by any of the following methods:

•	Submitting a later-dated proxy via the Internet, over the telephone or by mail.

•	Sending a written notice, including by fax, to our Secretary. You must send any written notice of a revocation of a proxy so as to be delivered before the taking of the vote at the annual meeting to:

GameStop Corp.

625 Westport Parkway

Grapevine, Texas 76051

Attention: Secretary

•	Attending the annual meeting and voting. Your attendance at the annual meeting will not in and of itself revoke your proxy.

5. How can I attend the annual meeting?

The annual meeting will be held at our corporate headquarters located at 625 Westport Parkway, Grapevine, Texas 76051, on June 9, 2021 at 10:00 a.m., Central Daylight Time. While we have established a physical location for the annual meeting, we encourage all of our stockholders to vote their proxies in advance of the meeting, rather than attempting to attend in person.

Because of the uncertainties surrounding the impact of the COVID-19 pandemic, we are planning for the possibility that the annual meeting may be held solely by means of remote communication (i.e., a virtual meeting). If we take this step, we will announce the decision to do so in advance of the annual meeting, and details on how to access, participate in and vote at such meeting will be set forth in a press release issued by us and available at http://investor.gamestop.com. We encourage you to check this website prior to the meeting if you plan to participate.

In order to ensure that your shares are represented at the meeting, we strongly encourage you to vote your shares by proxy prior to the annual meeting, and, further encourage you to submit your proxies electronically—by telephone or by Internet—by following the easy instructions on the enclosed proxy card. Your vote is important and voting electronically should facilitate the timely receipt of your proxy.

If we are able to hold an in-person annual meeting based on our judgment of the public health situation at the time of the meeting in light of applicable COVID-19-related protocols and recommendations, you will be entitled to attend the annual meeting only if you were a stockholder of record as of the close of business on April 15, 2021 or if you hold a valid proxy for the annual meeting.

6. What Constitutes a Quorum?

A quorum of common stockholders is required to hold a valid annual meeting of stockholders. Unless a quorum is present at the annual meeting, no action may be taken at the annual meeting except the adjournment thereof to a later time. The holders of a majority of the outstanding shares of our common stock entitled to vote at the meeting must be present or by proxy to constitute a quorum. All valid proxies returned will be included in the determination of whether a quorum is present at the annual meeting. The shares of a stockholder whose ballot on any or all proposals is marked as “abstain” will be treated as present for quorum purposes. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those uninstructed shares, constituting “broker non-votes,” will be considered as present for determining a quorum, but will not be voted with respect to that matter.

7. What Is a Broker Non-Vote?

A “broker non-vote” occurs when a nominee (such as a custodian or bank) holding shares for a beneficial owner returns a signed proxy but does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

8. What Vote Is Required to Approve Each Proposal?

Voting Rights Generally. Each share of common stock is entitled to one vote on each matter to be voted on at the annual meeting. Stockholders have no cumulative voting rights. Although the advisory vote on Proposal 2 is non-binding, as provided by law, the Compensation Committee of the Board and the Board will review the results of the vote and, consistent with our record of stockholder engagement, will consider the results of the vote when making future compensation decisions.

2021 Proxy Statement | 10

Election of Directors. Our Bylaws provide that, in an uncontested election, a nominee for director is elected only if such nominee receives the affirmative vote of a majority of the total votes cast for and against such nominee. The majority voting standard does not apply in contested elections, and directors are elected by a plurality of the votes cast in a contested election.

The majority voting standard will apply to the election of directors at the annual meeting. Accordingly, a nominee for election to the Board will be elected if the number of votes cast “for” such nominee exceeds the number of votes cast “against” that nominee. Abstentions and broker non-votes will not be treated as votes cast in the election of a director and will therefore have no effect on the result of such vote.

Advisory Vote on Executive Compensation. Approval on an advisory, non-binding basis of the compensation of our NEOs requires the affirmative vote of a majority of all votes cast on this Proposal. Abstentions and broker non-votes (if any) will not be counted as a vote cast and will have no effect on the outcome of this Proposal. As an advisory vote, the proposal to approve the compensation of our NEOs is not binding upon us. However, our Compensation Committee, which is responsible for designing and administering our executive compensation programs, and the Board, value the opinions expressed by our stockholders and will consider the results of the vote when making future compensation decisions.

Ratification of Appointment of Independent Registered Public Accounting Firm. Ratification of our Audit Committee’s appointment of Deloitte as our independent registered public accounting firm for our fiscal year ending January 29, 2022 requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the annual meeting. Abstentions (if any) will have the same effect as a vote “against” this Proposal. Broker non-votes (if any) will have no effect on the outcome of this Proposal. If the stockholders should not ratify the appointment of Deloitte, the Audit Committee will reconsider the appointment.

9. Who Counts the Votes?

We have engaged Computershare, our transfer agent, as our inspector of elections to receive and tabulate votes. Computershare will separately tabulate “for” and “against” votes, abstentions and broker non-votes. Computershare will also certify the results and determine the existence of a quorum and the validity of proxies and ballots.

10.Who Pays the Cost of Solicitation of Proxies?

We will pay for the cost of preparing, assembling, printing, mailing and distributing these proxy materials. Our directors, officers and employees may solicit proxies or votes in person, by telephone, or by electronic communication. Such individuals will not receive any additional compensation for these solicitation activities. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of our stock.

11.What Does it Mean if I Receive More Than One Proxy Card?

Some of your shares may be registered differently or held in more than one account. You should vote each of your accounts via the Internet, by telephone or mail. If you mail your proxy cards, please sign, date and return each proxy card to assure that all of your shares are voted.

12.How Do I Submit a Stockholder Proposal for Next Year’s Annual Meeting?

Stockholder proposals may be submitted for inclusion in the proxy statement for our 2022 annual meeting of stockholders in accordance with Rule 14a-8 of the Securities and Exchange Commission (“SEC”). See “Other Matters—Proposals Pursuant to Rule 14a-8” later in this proxy statement. In addition, eligible stockholders are entitled to nominate and include in our proxy statement for our 2022 annual meeting Director nominees, subject to limitations and requirements in our Bylaws. See “Other Matters—Proxy Access Director Nominees” later in this proxy statement. Any stockholder who wishes to propose any business at the 2022 annual meeting other than for inclusion in our proxy statement pursuant to Rule 14a-8 or pursuant to the proxy access provisions in our Bylaws must provide timely notice and satisfy the other requirements for stockholders proposals in our Bylaws. See “Other Matters—Other Proposals and Nominees” later in this proxy statement. Proposals should be sent via registered, certified, or express mail to: Secretary, GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051.

13.What is Included in the Proxy Materials?

We have furnished our Annual Report with this proxy statement. The Annual Report includes our audited financial statements for our fiscal year ended January 30, 2021 (“fiscal 2020”), along with other financial information about us. Our Annual Report is not part of the proxy solicitation materials.

11 | 2021 Proxy Statement

You can obtain, free of charge, a copy of our Annual Report, which includes our audited financial statements, by:

•	accessing our website at http://investor.gamestop.com and clicking on the “Investor Relations” link then the “Financial Information” link;

•	writing to Eric Cerny, Investor Relations, at 625 Westport Parkway, Grapevine, Texas 76051; or

•	calling (817) 424-2000.

You can also obtain a copy of our Annual Report and other periodic filings that we make with the SEC from the SEC’s EDGAR database at www.sec.gov.

14.How Can I Access the Proxy Materials Electronically?

Your proxy card will contain instructions on how to:

•	view our proxy materials for the annual meeting on the Internet; and

•	instruct us to send our future proxy materials to you electronically by e-mail.

Our proxy materials are also available on our website at http://investor.gamestop.com and clicking on the “Investor Relations” link then the “Online Investor Kit” link. Our proxy materials will be available during the voting period at www.proxydocs.com/GME.

15.How Are the Proxy Materials Being Distributed?

On or about April 22, 2021, we will begin mailing the proxy materials to stockholders of record as of April 15, 2021, and we will post our proxy materials at http://investor.gamestop.com (click on the “Investor Relations” link then the “Online Investor Kit” link). In addition, the website provides information regarding how you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

16.Can Stockholders and Other Interested Parties Communicate Directly with The Board?

Yes. We invite stockholders and other interested parties to communicate directly and confidentially with the full Board, the Chair of the Board or the non-management directors as a group by writing to the Board, the Chair or the Non-Management Directors, GameStop Corp., GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051, Attn: Secretary. The Secretary will forward such communications to the intended recipient and will retain copies for our corporate records.

2021 Proxy Statement | 12

PROPOSAL 1: ELECTION OF DIRECTORS

General

The Board has nominated each of the six individuals identified below under “The Nominees” to stand for election at the annual meeting, four of whom are currently directors. The following incumbent directors will be retiring from the Board at the end of their terms at the annual meeting: Lizabeth Dunn, Paul J. Evans, Raul J. Fernandez, Reginald Fils-Aimé, William Simon, James K. Symancyk, Carrie W. Teffner and Kathy P. Vrabeck. Effective upon the election of directors at the annual meeting, the number of directors constituting the Board will be reduced from twelve to six.

Each director elected at the annual meeting will hold office for a term expiring at the 2022 annual meeting of stockholders and until his or her successor has been elected and qualified, or until his or her earlier death, resignation or removal. Each of the nominees identified in this Proxy Statement has consented to being named as a nominee in our proxy materials and has accepted the nomination and agreed to serve as a director if elected by the stockholders. We have no reason to believe that any of the nominees will be unable to serve as a director. However, should any nominee be unable to serve if elected, the Board may reduce the number of directors or recommend a substitute nominee. The shares represented by all valid proxies may be voted for the election of a substitute if one is nominated by the Board.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR ALL” OF THE BOARD’S SIX NOMINEES.

The Nominees

The following table sets forth the names and ages of the individuals nominated by the Board for election at the annual meeting, the years they first became a director, the positions, if any, they hold with the Company, and the standing committees of the Board, if any, on which they serve as of April 15, 2021:

Name	Age	Director Since	Position with the Company	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Strategic Planning and Capital Allocation Committee

George E. Sherman	59	2019	Chief Executive Officer(1)

Alain (Alan) Attal	52	2021	Director	X	X(3)	X(3)	X

Lawrence (Larry) Cheng	45	—	Nominee

Ryan Cohen(2)	35	2021	Director			X	X(3)

James (Jim) Grube	50	2021	Director	X(3)			X

Yang Xu	42	—	Nominee

(1)

On April 18, 2021, we and Mr. Sherman entered into the Transition Agreement, which provides for Mr. Sherman to step down as our President and Chief Executive Officer on the Separation Date. Subject to Mr. Sherman’s reelection at the annual meeting, he has agreed to continue to serve as a director.

(2)	Mr. Cohen will become Chair of the Board effective as of the annual meeting.

(3)	Committee Chair

Agreement with RC Ventures and Ryan Cohen

On January 10, 2021, we entered into an agreement (the “RCV Agreement”) with RC Ventures LLC and Ryan Cohen (together, “RC Ventures”). In the RCV Agreement, we agreed to increase the size of the Board by three directors to a total of 13 directors and to appoint Messrs. Attal, Cohen and Grube as members of the Board, each with a term expiring at the annual meeting. We further agreed that, effective at the annual meeting, the size of the Board would be reduced by four directors to a total of nine directors and that the Board would nominate each of Messrs. Attal, Cohen and Grube and six of our then incumbent directors (Paul Evans, Reginald Fils-Aimé, George Sherman, William Simon, Carrie Teffner and Kurt Wolf). As part of the RCV Agreement, RC Ventures agreed to customary standstill provisions, which provide that until the earlier of (a) the date that is 30 calendar days prior to the deadline for the submission of director nominations by stockholders for our 2022 annual meeting of stockholders and (b) the date that is 120 days prior to the first anniversary of the annual meeting (such period, the “Standstill Period”), RC Ventures will not, among other things: (i) acquire beneficial ownership in, or aggregate economic exposure to, directly or indirectly, more than 19.9% of

13 | 2021 Proxy Statement

our outstanding common stock; (ii) make any proposal for consideration by stockholders at any annual or special meeting of stockholders; (iii) make any offer or proposal with respect to any extraordinary transactions; or (iv) seek, alone or in concert with others, the appointment, election or removal of any directors in opposition to any recommendation of the Board, in each case as further described in the RCV Agreement. As part of the RCV Agreement, we have permitted RC Ventures to acquire, whether in a single transaction or multiple transactions from time to time, additional shares of our common stock to the extent such acquisitions would result in RC Ventures having beneficial ownership of less than 20.0% of the outstanding shares, without triggering the restrictions that would otherwise be imposed under Section 203 of the Delaware General Corporation Law (the “DGCL”), and RC Ventures agreed that upon acquiring beneficial ownership 20.0% or more of the outstanding shares of our common stock, the restrictions under Section 203 of the DGCL would apply to a potential business combination with RC Ventures as an “interested stockholder” (as defined in Section 203 of the DGCL). A copy of the RCV Agreement is available for review as Exhibit 10.1 of a Current Report on Form 8-K that we filed with the SEC on January 11, 2021. Subsequent to our entry into the RCV Agreement, Mr. Wolf resigned from the Board, and Messrs. Evans, Fils-Aimé and Simon and Ms. Teffner are not standing for re-election to the Board at the annual meeting.

Director Qualifications and Experience

Our business is managed under the direction of the Board and we strive to maintain a board with a mix of skills and experiences that, taken together, provide us with the variety and depth of knowledge necessary for effective oversight, direction and vision. The following matrix presents qualifications and experiences the Board considered in recommending each director nominee for election:

Qualifications and Experience	George E. Sherman	Alan Attal	Larry Cheng	Ryan Cohen	Jim Grube	Yang Xu

Business experience in a senior leadership position provides the perspective and practical understanding of leading a business organization	●	●	●	●	●	●

Finance and capital allocation experience gained from experience as a CEO, finance or accounting executive, or audit committee member is important because effective capital allocation, accurate financial reporting and effective internal controls are critical to our success

	●	●	●	●	●	●

Marketing or brand management experience is valuable because of the strategic importance of consumer positioning and brand management in the specialty retail business	●	●		●

Retail experience provides an understanding of strategic and operational issues facing specialty retail companies	●	●	●	●	●

E-Commerce experience helps guide our strategic emphasis on online and mobile channels and building a superior customer experience		●	●	●	●

Technology experience provides the insight and perspective needed to make the technology investment decisions required to meet our strategic imperatives of becoming a customer-obsessed technology company that delights gamers

		●	●	●	●

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Biographies of Director Nominees

The biographies describe each director nominee’s qualifications and relevant experience. The biographies include key qualifications, skills, and attributes most relevant to the decision to nominate candidates to serve on the Board.

GEORGE E. SHERMAN

Chief Executive Officer, GameStop Corp.	Director since 2019	Age 59
	Other Public Company Directorships:	• None
	GameStop Committees:	• None

Mr. Sherman is a director and is our Chief Executive Officer. Prior to his appointment as the Chief Executive Officer in April 2019, Mr. Sherman served since January 2017 as the Chief Executive Officer of Victra, one of the largest authorized retailers for Verizon Wireless in the U.S. with more than 1,140 Verizon branded retail stores in 46 states. Mr. Sherman, who has a long background in the retail industry, had previously served three years (April 2013 to December 2016) as president of Advance Auto Parts based out of its operations center in Raleigh, North Carolina and as interim CEO from January through April 2016. During his tenure, he helped merge and integrate Raleigh-based General Parts International following its acquisition in 2014. Mr. Sherman has also served in senior leadership roles at Best Buy and Home Depot.

Director Qualifications: Mr. Sherman brings to the Board more than 25 years of experience in the retail industry, having served in senior management positions overseeing merchandising, marketing, supply chain, store operations, E-Commerce and business development.

ALAIN (ALAN) ATTAL

Former Chief Marketing Officer, Chewy Inc.	Director since 2021	Age 52
	Other Public Company Directorships:	• None
	GameStop Committees:	• Audit Committee
• Compensation Committee, Chair
• Nominating and Corporate Governance Committee, Chair
• Strategic Planning and Capital Allocation Committee

Mr. Attal is an E-Commerce executive and entrepreneur with more than two decades of experience building and managing businesses. From 2017 through 2018, Mr. Attal served as the Chief Marketing Officer of Chewy Inc. (NYSE: CHWY) and oversaw an annual acquisition budget of more than $300 million, which was allocated to broadcast, direct mail and digital advertising and engagement initiatives. From 2011 through early 2017, he served as Chewy’s Chief Operating Officer and oversaw its expansion from three people to more than 10,000 employees and $3 billion in revenues.

Director Qualifications: Mr. Attal brings to the Board more than two decades of experience building and managing businesses, having served in senior management positions overseeing marketing and operations generally.

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LAWRENCE (LARRY) CHENG

Co-Founder and Managing Partner, Volition Capital	Director since N/A	Age 45
	Other Public Company Directorships:	• None
	GameStop Committees:	• N/A

Larry Cheng is Co-Founder and Managing Partner of Volition Capital, a leading growth equity investment firm based in Boston, Massachusetts and the first investor in Chewy Inc. He has more than two decades of venture capital and growth equity investing experience based on time at Volition Capital, Fidelity Ventures, Battery Ventures, and Bessemer Venture Partners. He presently leads the Internet and Consumer team at Volition Capital, focusing on disruptive companies in E-Commerce, internet services, consumer brands, and digital media and gaming. He received his bachelor’s degree from Harvard College where he concentrated in Psychology.

Director Qualifications: Mr. Cheng brings to the Board significant experience in E-Commerce, internet services, consumer brands, digital media and gaming.

RYAN COHEN

Founder and Former Chief Executive Officer, Chewy, Inc.	Director since 2021	Age 35
	Other Public Company Directorships:	• None
	GameStop Committees:	• Nominating and Corporate Governance Committee
• Strategic Planning and Capital Allocation Committee, Chair

Ryan Cohen is the manager of RC Ventures and a sizable stockholder of GameStop Corp. Mr. Cohen previously founded and served as the Chief Executive Officer of Chewy Inc. (NYSE: CHWY), where he oversaw the company’s growth and ascension to market leadership in the pet industry. Mr. Cohen led the company through its successful sale to PetSmart Inc. prior to stepping down in 2018.

Director Qualifications: In addition to his ownership perspective, Mr. Cohen brings to the Board his demonstrated leadership experience as a successful entrepreneur and his valuable expertise in retail strategy, E-Commerce and online marketing.

JAMES (JIM) GRUBE

Former Chief Financial Officer, Chewy, Inc.	Director since 2021	Age 50
	Other Public Company Directorships:	• None
	GameStop Committees:	• Audit Committee, Chair
• Strategic Planning and Capital Allocation Committee

Mr. Grube is a business and finance executive with more than two decades of corporate experience. He was most recently the Chief Financial Officer of Vacasa, a North American vacation rental management company. He previously served as the Chief Financial Officer of Chewy, Inc. (NYSE: CHWY) from 2015 through 2018. He was formerly the Senior Vice President of Finance at Hilton (NYSE: HLT) from 2009 through 2015 and a Director of Finance at Amazon (NASDAQ: AMZN) from 2007 through 2009. He has a bachelor’s degree in Industrial Engineering from Purdue University and received his master’s degree from the Massachusetts Institute of Technology.

Director Qualifications: Mr. Grube brings to the Board more than two decades of corporate experience, having served in senior management positions overseeing finance, accounting, treasury, tax, and procurement.

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YANG XU

Senior Vice President of Global Finance and Treasury, The Kraft Heinz Company	Director since N/A	Age 42
	Other Public Company Directorships:	• None
	GameStop Committees:	• N/A

Yang Xu is Senior Vice President of Global Finance and Treasury at The Kraft Heinz Company. She has more than 20 years of broad experience across the capital markets, finance, strategic planning, transactions and business operations in the U.S., Asia and Europe. Prior to The Kraft Heinz Company, she held roles with Whirlpool Corporation and General Electric Healthcare. She has a bachelor’s degree in Finance from Wuhan University, a master’s degree in management from the HEC School of Management and a master’s in Business Administration from the London Business School.

Director Qualifications: Ms. Xu brings to the Board more than 20 years of broad experience, including in capital markets, finance, strategic planning, transactions and business operations.

Board Oversight of Strategy

The Board is deeply engaged and involved in overseeing our long-range strategy, including evaluating key market opportunities, consumer trends and competitive developments. The Board’s oversight of risk is another integral component of the Board’s oversight and engagement on strategic matters. Strategy-related matters are regularly discussed at Board meetings and, as relevant, at Board committee meetings. Matters of strategy also inform committee-level discussions of many issues, including business risk. Engagement of the Board on these issues and other matters of strategic importance continues in between Board meetings, including through updates to the Board on significant items and discussions by our Chief Executive Officer with the independent Chair of the Board on a periodic basis. Each director is expected to and does bring to bear his or her own talents, insights and experiences on these strategy discussions.

Meetings and Committees of the Board

The Board met 17 times during fiscal 2020. Each incumbent director who served on the Board at any time during fiscal 2020 attended 75% or more of the aggregate of the total number of meetings of the Board and the total number of meetings of all committees thereof on which they served (held during the period in fiscal 2020 that he or she served).

The Board has four standing committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, and a Strategic Planning and Capital Allocation Committee.

Audit Committee

The Audit Committee assists the Board in fulfilling its oversight responsibility and reviews:

•	The adequacy and integrity of our financial statements, financial reporting process and internal system of accounting controls;

•	The appointment, termination, compensation, retention and oversight of the independent registered public accountants;

•	The scope of the audit performed by the independent registered public accounting firm of our books and records;

•	The internal audit function and plan;

•	Our compliance with legal and regulatory requirements;

•	Our Code of Business Conduct and Ethics; and

•	With management and the independent auditor any related party transactions and approves such transactions, if any.

In addition, the Audit Committee has established procedures for the receipt, retention and treatment of confidential and anonymous complaints regarding our accounting, internal accounting controls and auditing matters. The Board has adopted a written charter setting out the functions of the Audit Committee (the “Audit Committee Charter”), a copy of which is available on our website at http://investor.gamestop.com and is available in print to any stockholder who requests it in writing to our Secretary, GameStop Corp., 625

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Westport Parkway, Grapevine, Texas 76051. As required by the Audit Committee Charter, the Audit Committee will continue to review and reassess the adequacy of the Audit Committee Charter annually and recommend any changes to the Board for approval.

The current members of the Audit Committee are Jim Grube (Chair), Alan Attal and Paul J. Evans, each of whom is an “independent” director under the listing standards of the NYSE. The Board has determined that Mr. Grube has the requisite attributes of an “audit committee financial expert” as defined by regulations promulgated by the SEC and that such attributes were acquired through relevant education and/or experience. In addition to meeting the independence standards of the NYSE, each member of the Audit Committee is financially literate and meets the independence standards established by the SEC. The Audit Committee met seven times during fiscal 2020.

The expected members of the Audit Committee, effective immediately following the annual meeting, subject to each director nominee’s election as a director, are Jim Grube (Chair), Alan Attal, Larry Cheng and Yang Xu, each of whom is an “independent” director under the listing standards of the NYSE. The Board has determined that Mr. Grube has the requisite attributes of an “audit committee financial expert” as defined by regulations promulgated by the SEC and that such attributes were acquired through relevant education and/or experience. In addition to meeting the independence standards of the NYSE, each expected member of the Audit Committee following the annual meeting is financially literate and meets the independence standards established by the SEC.

Compensation Committee

The Compensation Committee is primarily responsible for:

•

Annually reviewing and approving corporate goals and objectives relevant to Chief Executive Officer compensation, evaluating the Chief Executive Officer’s performance and, either as a committee or together with the other independent directors (as directed by the Board), determining and approving the Chief Executive Officer’s compensation level based on this evaluation;

•

Working together with the Chief Executive Officer, annually reviewing and approving, for the other NEOs and other executive officers, the annual base salary level, the annual incentive opportunity level, the LTI opportunity level, employment agreements, severance arrangements, and change of control agreements/provisions, in each case as, when and if appropriate, and any special or supplemental benefits;

•

Working together with the Chief Executive Officer, annually reviewing and making recommendations to the Board with respect to the compensation programs and policies applicable to our officers and directors, including incentive-compensation plans, equity-based plans and severance and retirement plans;

•

Administering our equity-based incentive plans, including the GameStop Corp. 2019 Incentive Plan (the “2019 Incentive Plan”) and our Amended and Restated 2011 Incentive Plan (the “2011 Incentive Plan”); and

•	Producing an annual report on executive compensation for inclusion in our annual proxy statement.

The Compensation Committee has the authority to engage executive compensation advisers, if desired, to assist the Compensation Committee in conducting its duties.

The current members of the Compensation Committee are Alan Attal (Chair), Lizabeth Dunn, James K. Symancyk and Kathy P. Vrabeck, each of whom meets the independence standards of the NYSE and the SEC. The expected members of the Compensation Committee, effective immediately following the annual meeting, subject to each director nominee’s election as a director, are Alan Attal (Chair), Larry Cheng and Jim Grube, each of whom meets the independence standards of the NYSE and the SEC. The Board has adopted a written charter setting out the functions of the Compensation Committee, a copy of which is available on our website at http://investor.gamestop.com and is available in print to any stockholder who requests it in writing to our Secretary, GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051. The Compensation Committee met six times during fiscal 2020.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is primarily responsible for:

•	Reviewing and recommending to the Board candidates for service on the Board and its committees, including the nomination of existing directors;

•	Periodically reviewing and making recommendations to the Board regarding the size and composition of the Board and its committees;

•	Annually reviewing the independence of the directors;

•	Overseeing our orientation process for newly elected directors and regularly assessing the adequacy of and need for additional director continuing education programs;

2021 Proxy Statement | 18

•	Overseeing the annual performance evaluation of the Board and its committees and management; and

•	Periodically reviewing and recommending changes to our Corporate Governance Guidelines.

The current members of the Nominating and Corporate Governance Committee are Alan Attal (Chair), Ryan Cohen, Lizabeth Dunn and Reginald Fils-Aimé, each of whom meets the independence standards of the NYSE. The expected members of the Nominating and Corporate Governance Committee, effective immediately following the annual meeting, subject to each director nominee’s election as a director, are Alan Attal (Chair), Jim Grube and Yang Xu, each of whom meets the independence standards of the NYSE. The Board has adopted a written charter setting out the functions of the Nominating and Corporate Governance Committee, a copy of which can be found on our website at http://investor.gamestop.com and is available in print to any stockholder who requests it in writing to our Secretary, GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051. The Nominating and Corporate Governance Committee met five times during fiscal 2020.

Strategic Planning and Capital Allocation Committee

The Strategic Planning and Capital Allocation Committee was formed in January 2021 and is primarily responsible for evaluating and making recommendations to the Board with respect to:

•	Our operational objectives, expense structure and corporate strategy;

•	Our capital structure and capital allocation priorities, including with respect to investments, capital market activities, share repurchases, leverage and liquidity levels and dividends;

•	Our performance with respect to strategies, investments and initiatives versus original projections;

•	The parameters of, and assumptions underlying, our annual operating and capital plans and budgets;

•	The employment status of our executive officers and, to the extent appropriate, recommending any successors to such persons;

•	Strategic acquisitions, divestitures, partnerships and business combinations; and

•	In conjunction with the Compensation Committee, the performance of management and the metrics through which we align executive compensation with individual, departmental and corporate performance.

The current members of the Strategic Planning and Capital Allocation Committee are Ryan Cohen (Chair), Alan Attal and Jim Grube, each of whom meets the independence standards of the NYSE. The expected members of the Strategic Planning and Capital Allocation Committee, effective immediately following the annual meeting, subject to each director nominee’s election as a director, are Ryan Cohen (Chair), Alan Attal and Jim Grube, each of whom meets the independence standards of the NYSE. The Board has adopted a written charter setting out the functions of the Strategic Planning and Capital Allocation Committee, a copy of which can be found on our website at http://investor.gamestop.com and is available in print to any stockholder who requests it in writing to our Secretary, GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051.

Minimum Qualifications

The Nominating and Governance Committee ensures that the Board possesses the right mix of skills and experiences to provide effective guidance and oversight to management as it executes our short and long-term strategy. The Nominating and Corporate Governance Committee does not set specific minimum qualifications for directors except to the extent required to meet applicable legal, regulatory and stock exchange requirements, including, but not limited to, the independence requirements of the NYSE and the SEC, as applicable. Nominees for director are selected on the basis of outstanding achievement in their personal careers; board experience; wisdom; integrity; diversity; ability to make independent, analytical inquiries; understanding of the business environment; and willingness to devote adequate time to Board duties. The Nominating and Corporate Governance Committee and the Board believe that Board membership should reflect diversity in its broadest sense, including diversity of skills, background, gender and ethnicity. While the selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors, the Nominating and Corporate Governance Committee believes that each director should have a basic understanding of (i) our principal operational and financial objectives and plans and strategies, (ii) our results of operations and financial condition, including of our business segments, and (iii) our relative standing relation to our competitors. The Board has established a director retirement age of 75, unless the Chair of the Board grants a waiver as permitted under the retirement policy. Currently, none of our directors is of retirement age.

Nominating Process

The Nominating and Corporate Governance Committee will consider recommendations for director candidates from a variety of sources (including incumbent directors, stockholders (in accordance with the procedures described below), our management and

19 | 2021 Proxy Statement

third-party search firms). When nominating an incumbent director for re-election at an annual meeting, the Nominating and Corporate Governance Committee considers the director’s performance on the Board and its committees and the director’s qualifications in light of the Nominating and Corporate Governance Committee’s assessment of the Board’s needs. The Nominating and Corporate Governance Committee has not adopted any criteria for evaluating a candidate for nomination to the Board that differ depending on whether the candidate is nominated by a stockholder, an incumbent director, our management, third-party search firm or other source.

Consideration of Stockholder-Nominated Directors

In addition to proposing a candidate for possible nomination by the Nominating and Corporate Governance Committee, any stockholder is entitled to directly nominate one or more candidates for election to the Board in accordance with our Bylaws. See “Other Matters—Other Proposals and Nominees” later in this proxy statement. Also, in March 2017, the Board amended the Bylaws to include a proxy access provision. The proxy access bylaw allows a stockholder, or a group of up to 25 stockholders, owning 3% or more of our outstanding common stock continuously for at least three years, to nominate and include in our proxy materials director nominees constituting up to two individuals or 25% of the Board (whichever is greater), provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in Article III of the Bylaws. The complete text of our Bylaws, as amended, is available on our website at http://investor.gamestop.com and is available in print to any stockholder who requests it in writing to our Secretary, GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051. See “Other Matters—Proxy Access Director Nominees” elsewhere in this proxy statement.

Annual Board Evaluation Process

The Board recognizes that a robust and constructive evaluation process is an essential part of good corporate governance and board effectiveness. The evaluation processes utilized by the Board are designed and implemented under the direction of the Nominating and Corporate Governance Committee and aim to assess Board and committee effectiveness as well as individual Director performance and contribution levels. The Nominating and Corporate Governance Committee and full Board consider the results of these evaluations in connection with their review of Director nominees to ensure the Board continues to operate effectively.

Our directors regularly complete governance questionnaires and self-assessments. These questionnaires and assessments, and feedback from discussions between members of the Nominating and Corporate Governance Committee and individual directors, facilitate a candid assessment of: (i) the Board’s performance in areas such as business strategy, risk oversight, talent development and succession planning and corporate governance; (ii) the Board’s structure, composition and culture; and (iii) the mix of skills, qualifications and experiences of our directors.

Corporate Governance

Director Independence; Independence Determination

The Board has adopted the definition of independence in the listing standards of the NYSE. In its assessment of director independence, the Board considers all commercial, charitable and other relationships and transactions that any director or member of his or her immediate family may have with us, with any of our affiliates or with any of our consultants or advisers.

The Board has affirmatively determined that each of Alan Attal, Larry Cheng, Ryan Cohen, Jim Grube and Yang Xu is independent under the NYSE standards as well as under standards set forth in SEC regulations, and that the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are comprised exclusively of independent directors under the foregoing standards. The Board did not determine Mr. Sherman to be independent because of his current executive position with us.

Our independent and non-management directors hold regularly scheduled executive sessions without management present.

Board Leadership Structure

The Board’s leadership structure is currently comprised of an independent Chair of the Board, our Chief Executive Officer and 10 other independent directors. Effective immediately upon his election at the annual meeting, Ryan Cohen will become the Chair of the Board. In this role, Mr. Cohen will preside over regularly scheduled meetings with the other non-management directors to discuss and evaluate our business without members of management present and will provide guidance and oversight to management. Mr. Sherman, our Chief Executive Officer also serves as a director. The Board believes that Mr. Sherman’s service as a director further enhances the Board’s oversight of our day-to-day operations and provides additional management expertise with respect to the complexities of our business units. All directors play an active role in overseeing our business both at the Board and committee level. This structure, together with our other corporate governance practices, provides strong independent oversight of management while ensuring clear strategic direction for us. The Board believes that at this time our stockholders are best served by this structure.

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Majority Voting in the Election of Directors

Directors must be elected by a majority of the votes cast in elections for which the number of nominees for election does not exceed the number of directors to be elected. A plurality vote standard applies to contested elections where the number of nominees exceeds the number of directors to be elected. Our Bylaws provide that any incumbent director who does not receive a majority of the votes cast in an uncontested election is required to tender his or her resignation for consideration by our Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. The director who tenders his or her resignation will not participate in the Nominating and Corporate Governance Committee’s or the Board’s decision. In determining its recommendation to the Board, the Nominating and Corporate Governance Committee will consider all factors that it deems relevant. Following such determination, we will promptly publicly disclose the Board’s decision, including, if applicable, the reasons for rejecting the tendered resignation.

Human Capital Management Oversight

The Board, as a whole and through its standing committees, has made human capital management a priority. The Board believes that the diverse talents of our global team of associates is a key contributor to our success as a global brand. We are committed to the ongoing talent development of all our associates and offer rewarding learning opportunities through our proprietary training programs and high-potential talent development programs as well as educational assistance programs. At GameStop, we advocate working actively to build understanding and collaboration across our family of brands. For additional information on our human capital management, see our 2020 Annual Report on Form 10-K.

Codes of Ethics

We have adopted a Code of Ethics for Senior Financial and Executive Officers that is applicable to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, any Executive Vice President, any Senior Vice President or Vice President employed in a finance or accounting role and any managing director or finance director of all our foreign subsidiaries. We have also adopted a Code of Standards, Ethics and Conduct applicable to all of our associates and non-employee directors. The Code of Ethics for Senior Financial and Executive Officers and the Code of Standards, Ethics and Conduct are available on our website at http://investor.gamestop.com and are available in print to any stockholder who requests them in writing to our Secretary, GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051. In accordance with SEC rules, we intend to disclose any amendment (other than any technical, administrative or other non-substantive amendment) to either of the above Codes, or any waiver of any provision thereof with respect to certain specified officers listed above, on our website at http://investor.gamestop.com within four business days following such amendment or waiver.

Claw-back Policy

We have adopted a claw-back policy which requires the Board, when permitted by law, to require reimbursement of annual incentive payments or LTI payments from a current or former executive officer where the payment was predicated upon achieving certain financial results or other operating metrics, and either (1) the Board determines in its good faith judgment that such financial results or other operating metrics were achieved in whole or part as a result of fraud or other misconduct on the part of such executive, or fraud or other misconduct of other employees of which such executive had knowledge, whether or not such conduct results in any restatement of our financial statements filed with the SEC, or (2) such financial results or other operating metrics were the subject of a restatement of our financial statements filed with the SEC, and a lower payment would have been made to the executive officer based upon the restated financial results. We will, to the fullest extent possible under applicable law, seek to recover from the individual executive officer, in the case of (1), the full amount of the individual executive officer’s incentive payments for the relevant period (including, at a minimum, for the three-year period prior to such financial results), and in the case of (2), the amount by which the individual executive officer’s incentive payments for the relevant period (including, at a minimum, for the three-year period prior to the restatement of financial results) exceeded the lower payment that would have been made based on the restated financial results.

21 | 2021 Proxy Statement

Equity Ownership Policy

The Board believes that it is important for each executive officer and non-employee director to have a financial stake in us to help align the executive officer’s and non-employee director’s interests with those of our stockholders. To that end, we have an equity ownership policy requiring that each executive officer and non-employee director maintain ownership of common stock with a value of at least the following:

Executive Officer or Non-employee Director	Fiscal 2020 Stock Ownership Guidelines

Chief Executive Officer	5 times base salary

Chief Operating Officer or Executive Vice President	3 times base salary

Non-employee Director	$275,000

New executive officers or non-employee directors are given a period of five (5) years to attain full compliance with these requirements. These requirements will be reduced by 50% for executive officers after the executive officer reaches the age of 62 in order to facilitate appropriate financial planning.

For purposes of these determinations, (i) stock ownership includes shares of common stock which are directly owned or owned by family members residing with the executive officer or non-employee director, or by family trusts, as well as vested options and vested restricted stock, and unvested restricted stock or equivalents, unless they are subject to achievement of performance targets, and common stock or stock equivalents credited to such executive officer or non-employee director under any deferred compensation plan, and (ii) common stock shall be valued per share using the 200-day trailing average NYSE per share closing price. As of January 30, 2021, each of our executive officers and non-employee directors was in compliance with our equity ownership policy (either because they owned adequate shares or are within the applicable grace period to obtain adequate shares).

Anti-Hedging Policy

Given that the aim of ownership of common stock is to ensure that employees and directors have a direct personal financial stake in our performance, hedging transactions on the part of employees and directors could be contrary to that purpose. Therefore, we have adopted an anti-hedging policy which states that the implementation by an employee or director of hedging strategies or transactions using short sales, puts, calls or other types of financial instruments (including, but not limited to, prepaid variable forward contracts, equity swaps, collars, and exchange funds) based upon the value of common stock and applied to equity securities granted to such employee or director, or held, directly or indirectly, by such employee or director, is strictly prohibited.

Corporate Governance Guidelines; Certifications

The Board has adopted Corporate Governance Guidelines. The Corporate Governance Guidelines are available on our website at http://investor.gamestop.com and are available in print to any stockholder who requests them in writing to our Secretary, GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051.

On an annual basis, our Chief Executive Officer submits to the NYSE the annual certification required by Section 303A.12(a) of the NYSE Listed Company Manual. In addition, we have filed with the SEC as exhibits to its Annual Report on Form 10-K, for fiscal 2020, the certifications of its Chief Executive Officer and Chief Financial Officer required pursuant to Section 302 of the Sarbanes-Oxley Act relating to the quality of its public disclosure.

Communications Between Stockholders and Interested Parties and the Board

Stockholders and other interested persons seeking to communicate with the Board should submit any communications in writing to the our Secretary, GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051. Any such communication must state the number of shares beneficially owned by the stockholder making the communication. Our Secretary will forward such communication to the full Board or to any individual director or directors (including the presiding director of the executive sessions of the non-management directors or the non-management directors as a group) to whom the communication is directed.

Attendance at Annual Meetings

All members of the Board are expected to attend the annual meeting and be available to address questions or concerns raised by stockholders. At our 2020 annual meeting of stockholders, which occurred during the COVID-19 pandemic, all of our then incumbent directors who stood for re-election at the 2020 annual meeting attended the meeting either in person or by teleconference.

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Succession Planning

The Board is responsible for succession planning and succession planning issues are discussed as a matter of course at regular Board meetings. In addition, the Nominating and Corporate Governance Committee and the Strategic Planning and Capital Allocation Committee periodically review the talent development and succession plans for our senior executive officer positions, including the Chief Executive Officer.

Risk Oversight

Responsibility for risk oversight resides with the full Board. Committees have been established to help the Board carry out this responsibility by focusing on key areas of risk inherent in the business. The Audit Committee oversees risk associated with financial and accounting matters, including compliance with legal and regulatory requirements, related-party transactions and our financial reporting and internal control systems. The Audit Committee also oversees our internal audit function and regularly meets separately with our head of internal audit, Chief Financial Officer, external auditors and other financial and executive management. The Compensation Committee oversees risks associated with compensation policies and the retention and development of executive talent, including the development of policies that do not encourage excessive risk-taking by our executives. These policies include various factors to help mitigate risk, including fixed compensation components and variable components that include mitigating factors such as a consistent structure across all business units, generally involving consolidated income components; targeted award amounts that are not significant as a percentage of revenue; and vesting periods, equity ownership policies, and claw-back provisions. The Compensation Committee and management also regularly review our compensation policies to determine effectiveness and to assess the risk they present to us. Based on this review, we have concluded that our compensation policies and procedures are not reasonably likely to have a material adverse effect on us. In addition, at least annually, the Board conducts a formal business review including a risk assessment related to our existing business and new initiatives. Because overseeing risk is an ongoing process and inherent in strategic decisions, the Board also discusses risk throughout the year at other meetings in relation to specific topics or actions.

Director Compensation

Currently, our standard non-employee director compensation presently consists of an annual cash retainer of $140,000 and an annual restricted stock award valued at approximately $140,000, which vests on the date of the next regularly scheduled annual meeting (subject to the grantee’s continued service through that date). In addition, in connection with Ms. Vrabeck’s appointment as Chair of the Board in June 2020, Ms. Vrabeck was entitled to receive an additional $200,000 retainer, payable 50% in restricted stock (granted at the same time as the annual restricted stock award in June 2020), and 50% in cash. This additional compensation was determined based on the expected additional responsibilities assumed by Ms. Vrabeck as Chair of the Board, as well as an analysis of compensation paid to Non-Executive Chairs among our 2020 executive compensation peer group.

Messrs. Simon, Symancyk and Fils-Aimé received no equity compensation for the fraction of the director term worked by them before the 2020 annual meeting. Accordingly, each of their 2020 equity awards was increased by (A) (i) $140,000 multiplied by (ii) the quotient of (a) the number of days between the effective date of his appointment to the Board and the 2020 annual meeting, and (b) the number of days between our 2019 annual meeting of stockholders and the 2020 annual meeting; divided by (B) the average closing price of our common stock for the five trading days immediately preceding the 2020 annual meeting. These increases represent the value of our standard annual non-employee director award multiplied by the fraction of the director term worked by these directors before the 2020 annual meeting.

Messrs. Attal and Grube, who were appointed to the Board on January 11, 2021, received a pro-rata portion of our standard 2020 non-employee director compensation, based on the portion of the year served by them and with the number of shares subject to their restricted stock awards based on the closing price of our common stock on the first trading day following their appointments. Their restricted stock awards will vest on the date of the annual meeting, subject to their continued service through that date. These restricted stock awards are not shown in the table below because they were not granted until after fiscal 2020.

Mr. Cohen declined to receive any compensation for his service as a non-employee director.

Commencing with the annual meeting, the Board has decided to reduce the amount and alter the structure of non-employee director compensation. Each non-employee director elected at the annual meeting will receive a restricted stock unit (RSU) award with a respect to a number of shares determined by dividing $200,000 by the average closing price of our common stock for the 30 trading days immediately preceding the annual meeting. Such RSUs will vest upon the earlier of the next regularly scheduled annual meeting following the award date or the grantee’s death. One share of common stock will be distributed in respect of each vested RSU within 60 days following the relevant vesting date or event. Under this revised structure, no cash compensation will be paid to our non-employee directors. Messrs. Cohen and Sherman have declined to receive compensation as non-employee directors.

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The following table provides information regarding compensation earned by our non-employee directors during fiscal 2020.

Name	Fees Earned(1)	Stock Awards (2)(3)	Total

Current Non-Employee Directors:

Alain (Alan) Attal(4)	$8,167	$—	$8,167

Ryan Cohen(4)	$—	$—	$—

Lizabeth Dunn	$127,361	$138,244	$265,605

Paul J. Evans(5)	$85,167	$139,416	$224,582

Raul J. Fernandez	$127,361	$138,244	$265,605

Reginald Fils-Aimé(6)	$96,639	$159,309	$255,948

James (Jim) Grube(4)	$8,167	$—	$8,167

William Simon(7)	$112,972	$176,004	$288,976

James K. Symancyk(7)	$112,972	$176,004	$288,976

Carrie W. Teffner	$127,361	$138,244	$265,605

Kathy P. Vrabeck	$185,694	$236,991	$422,686

Former Non-Employee Directors:

Jerome L. Davis(8)	$45,694	$—	$45,694

Thomas N. Kelly Jr.(8)	$45,694	$—	$45,694

Steven R. Koonin(9)	$45,694	$—	$45,694

Gerald R. Szczepanski(9)	$45,694	$—	$45,694

Kurtis J. Wolf(10)	$85,167	$139,416	$224,582

Lawrence S. Zilavy(9)	$45,694	$—	$45,694

(1)

Represents amounts earned and paid for service in fiscal 2020. In response to the impacts of the COVID-19 pandemic on our business, the Board elected to temporarily reduce its annual cash compensation by 50% effective April 26, 2020, which continued until June 30, 2020.

(2)

Reflects the grant date fair values in accordance with FASB ASC Topic 718. The grant date fair value of these awards may differ from the award values described in the narrative above, because grant date fair value is determined with reference to the closing price of our common stock on the grant date, whereas these awards were sized with reference to an average closing price of our common stock for a multi-day period preceding the applicable grant date. The Board decided to use this trailing average approach to determine award sizes to reduce the impact of short-term stock price volatility. These restricted shares vest on the date of the next regularly scheduled annual meeting of stockholders, subject to continued service to the Company.

(3)

As of January 30, 2021, each then incumbent non-employee director held the following number of unvested shares of restricted stock: Alan Attal—0; Ryan Cohen—0; James (Jim) Grube—0; Lizabeth Dunn—29,289; Paul J. Evans—29,289; Raul J. Fernandez—29,289; Reginald Fils-Aimé—33,752; William Simon—37,289; James K. Symancyk—37,289; Carrie W. Teffner—29,289; and Kathy P. Vrabeck—50,210. The former non-employee directors did not hold any shares of restricted stock as of January 30, 2021, except for Kurtis J. Wolf, who held 29,289 such shares on such date, all of which were forfeited upon his resignation from the Board on April 5, 2021.

(4)	Messrs. Attal, Cohen and Grube were appointed to the Board on January 11, 2021.

(5)	Mr. Evans was elected to the Board at the 2020 annual meeting on June 12, 2020.

(6)	Mr. Fils-Aimé’s appointment to the Board became effective on April 20, 2020.

(7)	Messrs. Simon and Symancyk were appointed to the Board on March 9, 2020

(8)	Messrs. Davis and Kelly were not reelected to the Board at the 2020 annual meeting.

(9)	Messrs. Koonin, Szczepanski and Zilavy retired from the Board at the end of their terms at the 2020 annual meeting.

(10)	Mr. Wolf was elected to the Board at the 2020 annual meeting on June 12, 2020. Mr. Wolf resigned as a member of the Board on April 5, 2021.

We have reimbursed and will continue to reimburse our directors for reasonable expenses incurred in connection with their attendance at Board and committee meetings. Because the Board believes that it is important for each director to have a financial

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stake in us to help align the director’s interests with those of our stockholders, we require our directors maintain a certain level of ownership of common stock. For a description of the equity ownership policy, see “Corporate Governance-Equity Ownership Policy” above.

Directors who are our executive officers (presently, Mr. Sherman, and, previously, our former Executive Chair, Daniel A. DeMatteo) do not receive additional compensation for their services as directors, and none of the directors receive additional compensation for their services as committee chairpersons or as our lead independent director. Please see the portions of this proxy statement regarding executive compensation for a description of Mr. Sherman’s compensation.

As noted above, we entered into the Transition Agreement with Mr. Sherman on April 18, 2021, which provides that Mr. Sherman will soon step down as our President and Chief Executive Officer, but (subject to his reelection by our stockholders at the annual meeting) will continue to serve a member of the Board. Nonetheless, in the Transition Agreement, Mr. Sherman has declined to receive any compensation from us in respect of his service as a member of the Board, even after his employment ceases.

Executive Officers

The following table sets forth the names and ages of our executive officers and the positions they hold:

Name	Age	Title

George E. Sherman	59	Chief Executive Officer(1)

Jenna Owens	42	Executive Vice President and Chief Operating Officer

Diana Saadeh-Jajeh	51	Senior Vice President and Interim Chief Financial Officer

Chris R. Homeister(2)	52	Executive Vice President and Chief Merchandising Officer

(1)	On April 18, 2021, we and Mr. Sherman entered into the Transition Agreement, which provides for Mr. Sherman to step down as our President and Chief Executive Officer on the Separation Date.

(2)

On March 29, 2021, Mr. Homeister notified us of his intent to resign his employment with us. We and Mr. Homeister have commenced discussions for a transition of Mr. Homeister’s responsibilities to other executives with an expectation that Mr. Homeister’s employment will terminate during our second fiscal quarter of 2021.

Roles of Chair of the Board and Chief Executive Officer

Effective immediately upon his election to the Board at the annual meeting, Ryan Cohen will become the Chair of the Board. As an independent chair, Mr. Cohen will have responsibility for presiding over regularly scheduled meetings with the other non-management directors to discuss and evaluate our business without members of management present and will provide guidance and oversight to management. Our Chief Executive Officer has responsibility for the development and execution of our strategic plans and for leadership and oversight of all of our day-to-day operations and performance.

Business Experience of Executive Officers

Information with respect to our Chief Executive Officer, who is also a director, is set forth in “Information Concerning the Directors and Nominees” above.

Jenna Owens currently serves as Executive Vice President and Chief Operating Officer, a role she has held since March 2021. Prior to joining the Company and since 2017, Ms. Owens served in a variety of senior roles at Amazon.com, Inc., including Director and General Manager of Distribution and Multi-Channel Fulfillment, Director of Associate Experience and Operations for COVID-19 Testing, Director of Global Product and Technology for Grocery Post-Order Customer Experience, and Director and General Manager of Amazon Fresh Pickup. Prior to joining Amazon.com, Inc., Ms. Owens held senior roles at Google, including General Manager of Operations of Google Express from 2012 to 2015 and Head of Operations Efficiency for Americas Ad Sales from 2015 to 2017. From 2011 to 2012, Ms. Owens worked at McKinsey & Co in the Supply Chain practice where her work included customer-back supply chain transformations of Fortune 500 manufacturers. Ms. Owens has also worked in operations and supply chain at McMaster-Carr Industrial Supply Co., and Honeywell Inc. Ms. Owens holds an Interdisciplinary B.A. from Amherst College and an M.B.A. from New York University’s Leonard N. Stern School of Business.

Diana Saadeh-Jajeh currently serves as Senior Vice President and interim Chief Financial Officer, a role she has held since March 2021. Ms. Saadeh-Jajeh joined GameStop as its Senior Vice President and Chief Accounting Officer effective June 29, 2020. Prior to joining GameStop, and since November 2018, she served as Vice President, Global Finance Operations & Transformation of

25 | 2021 Proxy Statement

JUUL Labs, Inc., a global electronic cigarette company. From August 2016 to November 2018, Ms. Saadeh-Jajeh served as Senior Business Lead consultant, Acquire-to-Retire Transformation for Equinix, Inc., a publicly traded multinational company specializing in internet connection and data centers. From January 2015 to April 2016, Ms. Saadeh-Jajeh served as Vice President and Global Corporate Controller at e.l.f. Beauty, Inc., an American cosmetics company. Previously Ms. Saadeh-Jajeh served in various accounting, finance and financial reporting positions for Visa Inc. from 1997 to 2015. Ms. Saadeh-Jajeh is a Certified Public Accountant.

Chris R. Homeister serves as Executive Vice President, Chief Merchandising Officer, a role he has held since June 2019. Mr. Homeister notified us of his intent to resign his employment with us on March 29, 2021, citing diminished responsibilities. We have commenced discussions for a transition of Mr. Homeister’s responsibilities to other executives with an expectation that Mr. Homeister’s employment will terminate during our second fiscal quarter of 2021. Following such resignation and subject to his execution of a general release of claims against us and our affiliates, Mr. Homeister is expected to become entitled to the payments, rights and benefits associated with a “Good Reason” resignation under his employment agreement with us. Prior to joining GameStop, between January 2015 and October 2017 Mr. Homeister served as President, Chief Executive Officer and a Director of The Tile Shop and as Chief Operating Officer between October 2013 and December 2014. Previously, Mr. Homeister held a number of senior roles at Best Buy, including senior vice president, Merchandising & Strategic Planning, and general manager and senior vice president, Entertainment Business Group, where he oversaw the product categories including video games, movies, music and eReaders and launched Best Buy’s video game trade-in business.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following table sets forth the number of shares of our common stock (including common stock that may be purchased pursuant to the exercise of options, warrants or otherwise within 60 days of April 15, 2021) beneficially owned on April 15, 2021 by each director, each of the NEOs, each holder of 5% or more of our common stock and all of our directors and executive officers as a group. Except as otherwise noted, the individual director or executive officer (including former executive officers who are NEOs) or his or her immediate family members had sole voting and investment power with respect to the identified securities. Except as otherwise noted, the address of each person listed below is c/o GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051. The total number of shares of our common stock outstanding as of April 15, 2021 was 70,771,778.

	Shares Beneficially Owned

Name	Number (1)		%

BlackRock, Inc.	9,217,335	(2)	13.0

55 East 52nd Street

New York, NY 10055

RC Ventures LLC	9,001,000	(3)	12.7

P.O. Box 25250, PMB 30427

Miami, FL 33102

The Vanguard Group	5,162,095	(4)	7.3

100 Vanguard Boulevard

Malvern, PA 19355

Senvest Management, LLC	5,050,915	(5)	7.1

540 Madison Avenue, 32nd Floor

New York, NY 10022

Maverick Capital, Ltd.	4,658,607	(6)	6.6

1900 N. Pearl Street, 20th Floor

Dallas, TX 75201

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Susquehanna Fundamental Investments, LLC	4,409,467	(7)	6.2

401 E. City Avenue, Suite 220

Bala Cynwyd, PA 19004

Dimensional Fund Advisors LP	3,934,919	(8)	5.6

6300 Bee Cave Road

Austin, TX 78746

George E. Sherman	1,698,325	(9)	2.4

Alain (Alan) Attal	127,901	(10)	*

James A. Bell	—	(11)	*

Lawrence (Larry) Cheng	3,000	(12)	*

Ryan Cohen	9,001,000	(3)	12.7

Lizabeth Dunn	57,258	(13)	*

Paul J. Evans	34,289	(13)	*

Raul J. Fernandez	29,289	(13)	*

Reginald Fils-Aime	33,752	(14)	*

James (Jim) Grube	2,901	(15)	*

Frank M. Hamlin	—	(16)	*

Chris R. Homeister	388,357	(17)	*

Daniel J. Kaufman	—	(18)	*

William Simon	37,289	(20)	*

James K. Symancyk	37,289	(20)	*

Carrie W. Teffner	84,758	(13)	*

Kathy P. Vrabeck	79,537	(19)	*

Yang Xu	—	(12)	*

All Directors and Officers as a group (20 persons)	11,674,085	(21)	16.5

*	Less than 1.0%.

(1)

Shares of common stock that an individual or group has a right to acquire within 60 days after April 15, 2021 pursuant to the exercise of options, warrants or other rights are deemed to be outstanding for the purpose of computing the beneficial ownership of shares and percentage of such individual or group, but are not deemed to be outstanding for the purpose of computing the beneficial ownership of shares and percentage of any other person or group shown in the table.

(2)

Based on information included in its Amendment No. 14 to Schedule 13G filed with the SEC on January 26, 2021, BlackRock, Inc. has the sole power to vote or to direct the vote with respect to 9,006,582 of these shares and sole power to dispose or direct the disposition with respect to 9,217,335 of these shares.

(3)

Based on information included in Amendment No. 5 to Schedule 13D filed with the SEC on January 1, 2021 by RC Ventures LLC (“RC Ventures”) and Ryan Cohen (“Mr. Cohen”). The 9,001,000 shares are owned directly by RC Ventures. Mr. Cohen, as the Manager of RC Ventures, may be deemed to beneficially own and to have sole power to vote and dispose of the Shares owned directly by RC Ventures. Mr. Cohen was appointed to the Board on January 11, 2021. See “Proposal 1, Election of Directors—Agreement with RC Ventures and Ryan Cohen.”

(4)

Based on information included in its Amendment No. 11 to Schedule 13G filed with the SEC on February 10, 2021, The Vanguard Group has the sole power to vote or to direct the vote with respect to 0 of these shares, the sole power to dispose or direct the disposition with respect to 5,053,431 of these shares and the shared power to vote or direct to vote with respect to 58,437 of these shares and the shared power to dispose or direct the disposition with respect to 108,664 of these shares.

(5)

Based on information included in Amendment No. 1 to Schedule 13G filed with the SEC on February 12, 2021 by Senvest Management, LLC and Richard Mashaal (“Mr. Mashaal”). The reported shares are held in the account of Senvest Master Fund, LP (the “Senvest Master Fund”).

27 | 2021 Proxy Statement

Senvest Management, LLC may be deemed to beneficially own the shares held by the Senvest Master Fund by virtue of Senvest Management, LLC’s position as its investment manager. Mr. Mashaal may be deemed to beneficially own the shares held by the Senvest Master Fund by virtue of Mr. Mashaal’s status as the managing member of Senvest Management, LLC. Such holders report shared voting and investment power with respect to all shares of common stock covered by such Schedule 13G.

(6)

Based on information included in Schedule 13G filed with the SEC on February 16, 2021 by Maverick Capital, Ltd., Maverick Capital Management, LLC, Lee S. Ainslie III (“Mr. Ainslie”) and Andrew H. Warford (“Mr. Warford”). Maverick Capital, Ltd. is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and, as such, may be deemed to have beneficial ownership of the Class A Common Stock which are the subject of this filing through the investment discretion it exercises over its clients’ accounts. Maverick Capital Management, LLC is the General Partner of Maverick Capital, Ltd. Mr. Ainslie is the manager of Maverick Capital Management, LLC. Mr. Warford serves as the Chairman of the Stock Committee of Maverick Capital, Ltd. Each of Maverick Capital, Ltd., Maverick Capital Management, LLC, Mr. Ainslie and Mr. Warford has the shared power to vote or direct the vote and dispose or direct the disposition of these shares. The address of the principal business office of (i) Maverick Capital, Ltd. and Maverick Capital Management, LLC is 1900 N. Pearl Street, 20th Floor, Dallas, TX 75201, and (ii) Mr. Ainslie and Mr. Warford is 767 Fifth Avenue, 11th Floor, New York, NY 10153.

(7)

Based on information included in Schedule 13G filed with the SEC on February 16, 2021 by Susquehanna Fundamental Investments, LLC, Susquehanna Investment Group and Susquehanna Securities, LLC. Each of the foregoing reporting persons has shared voting and shared dispositive power with respect to 4,409,467 shares. Susquehanna Fundamental Investments, LLC has the sole power to vote or to direct the vote with respect to 79,701 of these shares and the sole power to dispose or direct the disposition with respect to 79,701 of these shares. Susquehanna Investment Group has the sole power to vote or to direct the vote with respect to 88,494 of these shares and the sole power to dispose or direct the disposition with respect to 88,494 of these shares. Susquehanna Securities, LLC has the sole power to vote or to direct the vote with respect to 4,241,272 of these shares and the sole power to dispose or direct the disposition with respect to 4,241,272 of these shares. The number of shares reported as beneficially owned by Susquehanna Investment Group includes options to buy 45,300 shares. The number of shares reported as beneficially owned by Susquehanna Securities, LLC includes options to buy 1,797,100 shares. Susquehanna Investment Group and Susquehanna Securities, LLC are affiliated independent broker-dealers which, together with Susquehanna Fundamental Investments, LLC, may be deemed a group, and therefore deemed to share voting and dispositive power over all such shares, although each has disclaimed beneficial ownership of shares held by the others.

(8)

Based on information included in its Amendment No. 2 to Schedule 13G filed with the SEC on February 12, 2021, Dimensional Fund Advisors LP has the sole power to vote or to direct the vote with respect to 3,816,151 of these shares and the sole power to dispose or direct the disposition with respect to 3,934,919 of these shares.

(9)

Includes 1,429,658 of unvested restricted shares and 268,667 unrestricted shares of which 119,653 shares vested on April 15, 2021. Excludes 76,097 shares that also vested on April 15, 2021, but which were withheld to satisfy tax withholding obligations on account of shares that vested on that date.

(10)	Includes 2,901 unvested restricted shares. Mr. Attal was appointed to the Board on January 11, 2021.

(11)	As of March 24, 2021, the date of his resignation, Mr. Bell owned 511,905 shares. We do not have information as to Mr. Bell’s current share ownership.

(12)

Mr. Cheng and Ms. Xu are director nominees for the 2021 annual meeting and do not currently serve as directors or officers of the Company. Ms. Xu does not beneficially own any shares of the Company’s common stock as of the date of this proxy statement.

(13)	Of these shares, 29,289 are unvested restricted shares.

(14)	Consists of unvested restricted shares. Mr. Fils-Aimé’s appointment to the Board became effective on April 20, 2020.

(15)	Consists of unvested restricted shares. Mr. Grube was appointed to the Board on January 11, 2021.

(16)	As of March 31, 2021, the date of his resignation, Mr. Hamlin beneficially owned 390,359 shares. We do not have information as to Mr. Hamlin’s current share ownership.

(17)

Mr. Homeister notified us of his intent to resign his employment with us on March 29, 2021, citing diminished responsibilities. We have commenced discussions for a transition of Mr. Homeister’s responsibilities to other executives with an expectation that Mr. Homeister’s employment will terminate during our second fiscal quarter of 2021. Following such resignation and subject to his execution of a general release of claims against us and our affiliates, Mr. Homeister is expected to become entitled to the payments, rights and benefits associated with a “Good Reason” resignation under his employment agreement with us. Accordingly, 288,595 unvested restricted shares included in Mr. Homeister’s beneficial ownership are expected to become fully vested upon his execution of, and the irrevocability of, a general release promptly following his separation date.

(18)	As of June 1, 2020, the date of his resignation, Mr. Kaufman beneficially owned 201,155 shares. We do not have information as to Mr. Kaufman’s current share ownership.

(19)	Of these shares, 50,210 are unvested restricted shares.

(20)	Of these shares, 37,289 are unvested restricted shares.

(21)	Of these shares, 2,128,634 are unvested restricted shares.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Alan Attal (Chair), Lizabeth Dunn, James K. Symancyk and Kathy P. Vrabeck, none of whom has ever been an employee of the Company. No member of the Compensation Committee had a relationship requiring disclosure in this Proxy Statement under Items 404 or 407 of SEC Regulation S-K.

2021 Proxy Statement | 28

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

We believe that it is appropriate to solicit the views of our stockholders regarding the compensation of our NEOs. Accordingly, and in accordance with SEC rules implemented under Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), the Company seeks a non-binding advisory vote from our stockholders on the compensation of our NEOs as described in this Proxy Statement.

As discussed more fully in the “Compensation Discussion and Analysis” in this Proxy Statement, the Compensation Committee believes the Company’s NEOs should be compensated commensurate with their success in maintaining a high level of performance necessary for the Company to produce ongoing and sustained value for our stockholders. The Company’s executive officer compensation program is based on the following guiding principles:

1.

Total compensation opportunities provided by the Company to its NEOs should be competitive and allow the Company to attract and retain individuals whose skills are critical to the long-term success of the Company.

2.

The compensation offered by the Company should reward and motivate individual and team performance in attaining business objectives and maximizing stockholder value, while avoiding the encouragement of unnecessary or excessive risk-taking.

3.

Compensation awards should be based on the fundamental principle of aligning the long-term interests of GameStop’s employees with those of GameStop’s stockholders. Therefore, a meaningful portion of most management employees’ compensation will be in the form of long-term equity compensation. All of the STIs, in the form of annual cash bonuses, and a portion of equity compensation for NEOs, are tied to performance measures.

4.	Incentive and total compensation are designed to be consistent with the level of the Company’s operational performance over time and the level of returns provided to stockholders.

GameStop’s commitment to pay-for-performance in environments of both up and down markets/financial performance is evidenced by the zero or below target outcomes realized by our NEOs in recent years, as well as the Compensation Committee’s decision not to approve any COVID-19-related adjustments to performance goals or outcomes for incentive awards with performance periods that concluded in fiscal 2020, despite the impact of the COVID-19 pandemic on our business/operations.

In response to the advisory vote on the frequency of the advisory vote on executive compensation at our 2017 annual meeting, we provide this advisory vote on executive compensation on an annual basis. This is an advisory vote and is not binding upon the Company, the Compensation Committee or the Board. Therefore, stockholders are not ultimately voting for the approval or disapproval of the Board’s recommendation on this proposal. The result of the vote will not impact any compensation that has already been paid or awarded to the executive officers.

We strongly encourage stockholders to read the “Compensation Discussion and Analysis,” the compensation tables and the accompanying narrative disclosures in this Proxy Statement which discuss in greater detail the compensation of our executive officers, the Company’s compensation philosophy and the factors that the Compensation Committee considered in making compensation decisions.

Accordingly, the Board recommends that stockholders vote FOR the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the NEOs, as disclosed in the Company’s Proxy Statement for the 2021 annual meeting of stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2020 Summary Compensation Table and the other related tables and disclosure.”

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE RESOLUTION ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS. PROXIES SOLICITED BY THIS PROXY STATEMENT WILL BE VOTED FOR THE PROPOSAL ABOVE UNLESS A VOTE AGAINST THE PROPOSAL OR AN ABSTENTION IS SPECIFICALLY INDICATED.

29 | 2021 Proxy Statement

Compensation Discussion and Analysis

Executive Summary

Introduction

The Compensation Committee believes that our senior executives should be compensated commensurate with their success in maintaining profitability and a high level of performance necessary for GameStop to produce ongoing and sustained value for our stockholders. The compensation program approved in fiscal 2020 was developed to achieve this objective, by aligning our executives with key short-and long-term financial performance goals, as well as stockholder value creation. With that said, the Compensation Committee was highly focused on the impact of the COVID-19 pandemic to our business, and related compensation impact to employees, and certain decisions were made to the compensation program to address this impact (as further described in this Compensation Discussion and Analysis). Moreover, as further discussed elsewhere in this document, our business, our management and the Board (including our Compensation Committee) have all experienced and are continuing to experience significant change. Accordingly, we expect that our executive compensation program will evolve in light of these changes. Nonetheless, the Compensation Committee will continue to be committed to a compensation philosophy that is intended to be strongly aligned with stockholder interests, and will continue to evaluate all elements of the overall compensation program (including the short-term and long-term incentive plan designs) to support this aim.

2020 Compensation-Related Impacts of the COVID-19 Pandemic

•

As part of our cash preservation efforts, our executive officers volunteered to temporarily reduce their base salaries from April 26, 2020 until June 28, 2020 by 50% for our Chief Executive Officer and 30% for our other executives.

•	The Board also temporarily decreased their annual cash retainer from April 26, 2020 until June 30, 2020 by 50%.

•

Our fiscal 2020 STI plan was tied entirely to key financial performance measures, and no payouts were delivered to our NEOs. We did not adjust any performance goals or outcomes due to the COVID-19 pandemic, despite its impact on our business and operations in fiscal 2020, to maintain our commitment to our pay-for-performance philosophy.

•

In fiscal 2020, 25% of our NEO LTI program was tied to longer-term financial performance. This percentage is lower than prior years, given the uncertainty caused by the COVID-19 pandemic. When these grants were made in June 2020, the Compensation Committee’s aim was to continue to deliver all long-term incentives to our NEOs in equity, in order to reinforce the alignment of management and stockholder interests, and to continue to tie a portion of those awards to long-term performance. The Compensation Committee approved this program in recognition of the unique circumstances of fiscal 2020.

•

For our fiscal 2019 performance share awards, which measured cumulative financial performance through fiscal 2020, the awards were not earned and were forfeited due to below threshold performance, and the Compensation Committee did not adjust any performance goals or outcomes due to the COVID-19 pandemic.

•	We did not grant any additional one-time/special cash or equity awards to our executive officers to replace awards that did not or are not expected to pay out.

Changes in Senior Management

On June 1, 2020, Daniel J. Kaufman departed as our Chief Transformation Officer. Additionally, James A. Bell departed from service as our Chief Financial Officer and Frank M. Hamlin departed from service as our Chief Customer Officer on March 26, 2021 and March 31, 2021, respectively. On March 24, 2021, Diana Saadeh-Jajeh assumed the role of interim Chief Financial Officer. On March 29, 2021, Chris R. Homeister notified us of his intent to resign his employment with us. We have commenced discussions with Mr. Homeister for a transition of his responsibilities to other executives, with an expectation that Mr. Homeister’s employment will terminate during the second quarter of fiscal 2021.

On April 18, 2021, we and George E. Sherman entered into the Transition Agreement, which provides for Mr. Sherman to step down as our President and Chief Executive Officer on the Separation Date. The Board’s Strategic Planning and Capital Allocation Committee is leading a search to identify new Chief Executive Officer candidates with the capabilities and experience to help accelerate the next phase of our transformation and the Board has retained a third-party firm to support its efforts.

In connection with our management transformation, we appointed Jenna Owens as Executive Vice President and Chief Operating Officer, effective March 29, 2021, Elliott Wilke as Chief Growth Officer, effective April 5, 2021, and Matt Francis as Chief Technology Officer effective February 15, 2021.

2021 Proxy Statement | 30

Named Executive Officers

This Compensation Discussion and Analysis covers the fiscal 2020 compensation for the following Named Executive Officers (“NEOs”), as determined under SEC rules (titles below reflect executives’ roles as of the end of fiscal 2020):

Name	Title

George E. Sherman	Chief Executive Officer

James A. Bell	Executive Vice President, Chief Financial Officer

Frank M. Hamlin	Executive Vice President, Chief Customer Officer

Chris R. Homeister	Executive Vice President, Chief Merchandising Officer

Daniel J. Kaufman	Former Executive Vice President, Chief Transformation Officer

Fiscal 2020 Company Performance

•	Comparable store sales decreased 9.5%;

•

Net sales were $5.090 billion compared to $6.466 billion in fiscal 2019, reflecting an operating environment that included the impact of operating during the wind-down of the seven-year-old prior console cycle, a 12% decrease in store base due to our strategic de-densification efforts, which was partially offset by recaptured sales via nearby stores and E-Commerce, and a significant reduction in global store operating days as a result of temporary store closures in response to the COVID-19 pandemic at various times throughout fiscal 2020;

•

Global E-Commerce sales (included in comparable stores sales) increased 191% for fiscal 2020 and represented nearly 30% of total net sales, up from a low-single-digit percentage historically and reflecting investments during the year that enhanced our E-Commerce capabilities. This growth allowed us to recapture a substantial majority of sales from temporary government mandated store closings;

•

Gross margin was 24.7%, a decline of 480 basis points compared to the prior year, primarily driven by the expected mix shift toward lower margin console sales in response to the launch of generation 9 consoles, increased freight and credit card fees associated with the shift to E-Commerce sales and a broader promotional stance;

•	Selling, general and administrative expenses were $1.514 billion compared to $1.923 billion from the prior year, a reduction of $408.5 million, or a 21.2% reduction from the prior fiscal year;

•	Net loss of ($215.3) million, or ($3.31) per diluted share compared to net loss of ($470.9) million, or ($5.38) per diluted share in the prior fiscal year;

•	Strategically de-densified our store base by closing a net 693 stores in fiscal 2020 while transferring sales to online platforms and neighboring locations;

•

Enhanced our financial position and flexibility with a stronger balance sheet, reflecting significant improvements in inventory management and related working capital, a healthier overall cash and liquidity position.

○

Achieved 30% decrease in inventory at fiscal year-end, leading to annualized inventory turns of 5.9x as compared to 4.4x in the prior year, and a 10% decrease in accounts payable at fiscal year-end as compared to fiscal 2019.

○	Maintained a strong balance sheet with $635 million of cash and restricted cash at year end, compared to $513.5 million in the prior year;

○	Reduced overall debt by $57 million, including a $125 million optional redemption of our outstanding 6.75% senior notes due 2021 ending fiscal 2020 with $362.7 million of debt;

○	Completed exchange offer and consent solicitation for $216.4 million of our outstanding unsecured notes;

○	Completed five sale leaseback transactions related to office buildings and the sale of a corporate travel asset, contributing approximately $95.5 million towards our total liquidity;

31 | 2021 Proxy Statement

•	Completed the wind down of our operations in Denmark, Finland, Norway and Sweden; and

•

Leveraged our improved fulfillment capabilities, including the initial roll-out of same-day delivery and several flexible payment options, contributing to improved shopping and delivery experience for our customers, and higher global E-Commerce sales.

Consistent with our actions to strengthen our balance sheet, improve our debt profile and optimize our capital structure, subsequent to fiscal 2020 we:

•	Fully redeemed the remaining $73.2 million principal amount of our outstanding 6.75% senior notes due 2021;

•	Repaid the $25 million outstanding under our asset-based revolving credit facility at year end; and

•	Issued an irrevocable notice of redemption to redeem the remaining $216.4 million principal amount of our outstanding 10.00% senior notes due 2023 on April 30, 2021.

After giving proforma effect to these debt reductions, we will have $47.1 million of short-term debt and no long-term debt remaining on our balance sheet as of April 15, 2021. In addition, on April 5, 2021, we increased the maximum aggregate offering price of shares of our common stock that may be sold from time to time, in connection with our “at-the-market” offering program to up to $1.0 billion, but in no event more than 3.5 million shares of our common stock. We intend to use the net proceeds from any sales under our “at-the-market” offering program to further accelerate our transformation as well as for general corporate purposes and continued strengthening our balance sheet.

2020 Compensation Program Summary

In fiscal 2020, the primary components of our NEOs’ total target compensation were various combinations of salary, short-term incentive and long-term incentive, as described below:

Program	Description	Purpose

Salary	Fixed cash compensation	Reward for level of responsibility, experience and sustained individual performance Provide competitive fixed compensation to attract and retain executive talent

Short-Term Incentive (“STI”)	Cash compensation based on the following performance measures: • Adjusted EBITDA (70% Weighting) • Free Cash Flow (30% Weighting)	Encourage achievement of specific one year financial goals, and align earned compensation with financial performance

Long-Term Incentive (“LTI”)	Time-vested restricted stock (vesting in three annual installments)	Retain executives for the long-term while tying value of compensation delivered to our stock price in both up and down markets
	Performance-vested restricted stock (vesting based on fiscal 2021 adjusted EBITDA, with earned shares vesting three years from the date of grant)	Reward achievement of key longer term financial goals and creation of stockholder value

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A significant portion of our NEOs’ compensation is at risk, with future realizable value linked to the attainment of specified performance goals and/or stock price appreciations. For our Chief Executive Officer, George E. Sherman, 87% of his total target annualized compensation for fiscal 2020 was at-risk. For our other currently-employed NEOs, 74%, on average, of total target annualized compensation for fiscal 2020 was at-risk. The charts below summarize the mix of pay elements for Mr. Sherman and all other NEOs, respectively, in each case based on target annualized compensation for fiscal 2020:

As demonstrated in the pay mix charts above, we remain committed to maintaining the direct alignment between pay and short- and long-term performance through our at-risk compensation plans.

As discussed in further detail below, outcomes for performance periods that concluded in fiscal 2020 were as follows:

•	Our fiscal 2020 STI plan yielded no payment, as the relevant performance goals were not achieved; and

•	The performance shares granted as part of the fiscal 2019 LTI grant (i.e., 50% of the grant), and based on 2-year cumulative operating income, were not earned and were forfeited (i.e., 0% payout).

The Compensation Committee did not approve any COVID-19 related adjustments to the performance goals or results of the above incentive awards, nor grant any additional awards to offset the lack of payouts, despite the impact of the COVID-19 pandemic on our business and operations. This demonstrates our commitment to pay-for-performance in environments of both up and down markets/financial performance.

Compensation Philosophy

Our executive officer compensation program is administered by the Compensation Committee. The program is based upon the following guiding principles:

•	Total compensation opportunities provided to our NEOs should be competitive and allow us to attract and retain individuals whose skills are critical to our long-term success;

•

The compensation opportunities we offer should reward and motivate individual and team performance in attaining business objectives and maximizing stockholder value, while avoiding the encouragement of unnecessary or excessive risk-taking;

•

Compensation awards should be based on the fundamental principle of aligning the long-term interests of our employees with those of our stockholders. Therefore, a meaningful portion of most management employees’ compensation will be in the form of long-term equity compensation. All STIs, in the form of annual cash bonuses, and a portion of equity compensation for NEOs are tied to performance measures; and

•	The overall value of the total compensation is intended to be consistent with the level of our operational performance over time and the level of returns provided to stockholders.

Our compensation program is designed to reward our executive officers for performance as well as for the dedication of their time, efforts, skills and business experience to our operations. The Compensation Committee generally targets a significant portion of

33 | 2021 Proxy Statement

each NEO’s total compensation be tied to performance measures and the Company’s stock price, and such compensation is therefore at risk. Consistent with prior years, our fiscal 2020 compensation program was also designed to reward both annual and long-term performance. Annual performance is rewarded through salary and STIs and is generally measured by our financial performance, among other factors. Long-term performance is generally rewarded through performance-vested and time-vested restricted stock, with approximately 25% of the total LTI compensation mix tied to the achievement of performance measures (recognizing the one-time shift to the LTI vehicle mix in fiscal 2020 to reflect the challenging and uncertain business environment at the time the awards were granted, as described in further detail later in this Compensation Discussion and Analysis).

The Compensation Committee oversees risks associated with our compensation policies and the retention and development of executive talent, including the development of policies that do not encourage excessive risk-taking by our executives. These policies include various factors to help mitigate risk, including fixed compensation components and variable components that include mitigating factors such as a consistent structure across all business units, generally involving consolidated income components; targeted award amounts that are not significant as a percentage of revenue; and vesting periods, equity ownership policies, and claw-back provisions. The Compensation Committee and management also regularly review our compensation policies to determine effectiveness and to assess the risk they present to the Company. Based on this review, we have concluded that our compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.

Response to Advisory Vote on Executive Compensation

A majority of our stockholders (50.2% of votes cast) approved the fiscal 2019 compensation for our NEOs at the 2020 annual meeting of stockholders. At the time of our 2020 annual meeting of stockholders, the Compensation Committee had previously approved our 2020 compensation program design, including our fiscal 2020 short-term and long-term incentive programs, as described further in this Compensation Discussion and Analysis. However, given the reduced level of stockholder support versus prior years, the Compensation Committee has endeavored to ensure our compensation decisions going forward are aligned with stockholder interests (e.g., as evidenced through the Compensation Committee’s decision to let incentive plan awards play out as intended with no special adjustments due to the COVID-19 pandemic).

In addition, the Company has engaged in extensive ongoing stockholder outreach over the past year to better understand stockholder perspectives on our Company’s business and outlook, which included, among other things, our executive compensation program (including discussions regarding performance metrics, COVID-19 compensation-related actions, etc.). Following the stockholder vote result at the 2020 annual meeting of stockholders, the Compensation Committee had intended to conduct further specific executive compensation-related stockholder outreach in early 2021, as context for designing the 2021 executive compensation program for our NEOs. However, given the significant changes to our management, Board, and shareholder base throughout 2021, such specific stockholder outreach has not yet been conducted. With that said, the 2021 executive compensation program has also not yet been approved by the Compensation Committee (as further described in this Compensation Discussion and Analysis), and going forward, the Compensation Committee will continue to evaluate all compensation decisions through the lens of our pay-for-performance orientation/compensation philosophy and shareholder expectations, which can include learnings from any further stockholder outreach going forward.

Compensation Determination Process

The Compensation Committee is responsible for developing the compensation levels for our NEOs. In determining annual compensation levels for our NEOs, the Compensation Committee, along with executive management, bases its decision on the individual’s performance and potential to improve stockholder value, our financial performance over preceding periods, projections for our upcoming fiscal year, the historical compensation for each NEO, the amount of shares available to be granted under our incentive plan and the results of reviews, surveys or other information from our compensation consultants.

The Compensation Committee considers the recommendations of our Chief Executive Officer in determining compensation for the executive officers and employees other than the Chief Executive Officer.

The Compensation Committee has the authority under its charter to retain an independent compensation consultant to assist in the evaluation of executive compensation and whose research and viewpoints provide one of several data points considered by the Compensation Committee. The Compensation Committee believes that such a consultant can play an essential role in the process of providing an impartial evaluation of compensation programs and practices, developing effective recommendations for the Board and evaluating our pay practices.

The Compensation Committee retains ClearBridge Compensation Group (“ClearBridge”) to advise on matters related to non-employee director and executive compensation. ClearBridge reports directly to the Compensation Committee and does not

2021 Proxy Statement | 34

provide any other services to the Company. The Compensation Committee reviewed the independence of ClearBridge under SEC rules and NYSE listing standards regarding compensation consultants and has concluded that ClearBridge’s work for the Compensation Committee is independent and does not raise any conflicts of interest.

ClearBridge gathers benchmark data from our peer group, which the Compensation Committee considers among other factors (e.g., individual performance and potential, job responsibilities and historical compensation levels) in assessing and determining total compensation opportunities for our NEOs. Our peer group for fiscal 2020 was generally comprised of specialty retailers, selected based on companies with annual revenues in the range of approximately 0.5x to 2x of our annual revenues, with an additional reference to company valuation (i.e., market capitalization/enterprise value). Our peer group for fiscal 2020 was updated in September 2019 and is shown below:

Abercrombie & Fitch	Ascena Retail Group	Bed Bath & Beyond	Designer Brands

Dick’s Sporting Goods	Foot Locker	Gap	Nordstrom

Office Depot	Signet Jewelers	The Michaels Companies	Urban Outfitters

Williams-Sonoma

In December 2020, as part of its annual review, the Compensation Committee, with the assistance of ClearBridge, reviewed the fiscal 2020 peer group to ensure the go-forward peer group continues to align with the above business and size parameters, for pay benchmarking purposes for fiscal 2021. Based on this review, the peer group was recalibrated to be more closely aligned with our size at that time (i.e., not benchmarking to an outsized peer group); the peer group, as revised for fiscal 2021, is as follows:

Abercrombie & Fitch	American Eagle Outfitters	Bed Bath & Beyond	Big Lots

Designer Brands	Dick’s Sporting Goods	Dillard’s	Foot Locker

Sally Beauty Holdings	Signet Jewelers	The Michaels Companies	The ODP Corporation

Urban Outfitters

As part of the Compensation Committee’s annual review process, the Compensation Committee will continue to monitor changes to the business and size of both GameStop and each peer company, and will consider any further modifications as needed at the time of the next annual review.

Key Elements of Compensation

Our policies with respect to each of the key elements of NEO compensation are discussed below. In addition, while the elements of compensation described below are considered separately, the Compensation Committee also considers and reviews the full compensation package we provide to our executive officers, including insurance and other benefits. See below for details on our 2020 compensation program.

Base Salaries

In determining base salaries or adjustments to base salaries for NEOs in fiscal 2020, the Compensation Committee considered, among other things, the executive’s pre-existing salary level, any changes in the executive’s responsibilities, the results of benchmarking against our peer group, and the recommendations received from its independent compensation consultant. The base salary is intended to be competitive with base salaries paid to executive officers with comparable qualifications, experience and responsibilities at other companies of comparable size, growth and operations.

35 | 2021 Proxy Statement

The annualized base salaries for the NEOs for fiscal 2020 are shown below and were unchanged from fiscal 2019 salaries. However, in response to the impacts of the COVID-19 pandemic on our business, Mr. Sherman and our other NEOs agreed to temporarily reduce their 2020 base salaries by 50%, and 30%, respectively, for the period April 26, 2020 through June 28, 2020. The base salary amounts shown under the heading “Actual Fiscal 2020 Base Salary Earned” reflect these temporary reductions (and, in the case of Mr. Kaufman, his cessation of employment on June 1, 2020).

Named Executive Officer	Annualized Fiscal 2020 Base Salary	% Temporary Reduction	Actual Fiscal 2020 Base Salary Earned
George E. Sherman	$1,100,000	50%	$1,004,808
James A. Bell	$700,000	30%	$663,654
Frank M. Hamlin	$550,000	30%	$521,442
Chris R. Homeister	$700,000	30%	$663,654
Daniel J. Kaufman	$750,000	30%	$256,442

Short-Term Incentives

We maintain a performance-based annual cash STI program to motivate management to drive performance over annual periods. Each NEO’s employment agreement establishes a target STI amount, expressed as a percentage of his base salary. Such target cash STI amounts may be updated by our Compensation Committee from time to time, based on (among other things) changes in the executive’s responsibilities, the results of benchmarking against our peer group and recommendations received from its independent compensation consultant.

Target STI opportunities for fiscal 2020 for our NEOs were as follows and were unchanged from fiscal 2019:

Named Executive Officer	Percentage of Base Salary
George E. Sherman	150%
James A. Bell	100%
Frank M. Hamlin	100%
Chris R. Homeister	100%
Daniel J. Kaufman	100%

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Our fiscal 2020 STI program was entirely performance-based and included two performance components: adjusted EBITDA and free cash flow. The payout scales and weighting for each component are shown in the table below. These components were selected in order to motivate our executives to focus on achievement of our key short-term financial criteria, specifically, emphasizing profitable growth and prudent cash management, while eliminating the use of strategic/non-financial measures. The goals were set based on our outlook in early 2020 and reflected rigorous goals that required strong financial performance during the year to earn a payout, and were also set prior to the knowledge of the impact of the COVID-19 pandemic on the key short-term measures at the time. Although performance was negatively affected by the pandemic, in order to maintain alignment with stockholders and to adhere to our pay for performance philosophy, the Compensation Committee did not include any adjustments to the STI goals or payout, resulting in a payout of 0% for all NEOs. Actual performance was assessed and certified by the Compensation Committee.

Performance Measure	Performance Scale	Payout Percentage at this Performance	Actual Fiscal 2020 Performance	Payout % Earned	Weighting	Weighted Payout % for Component

Adjusted EBITDA*	<$70m	0%	$(149.4m)	0%	70%	0%
	$70m	50% (threshold)
	$100m	100% (target)
	$115m or more	200% (maximum)

Free Cash Flow*	<$87m	0%	$63.7m	0%	30%	0%
	$87m	50% (threshold)
	$124m	100% (target)
	$143m	200% (maximum)

	Total STI Achievement (as a percent of Target)					0%

*	See Annex I for additional information on 2020 Adjusted EBITDA and Free Cash Flow as used by the Compensation Committee for this purpose.

Long-Term Incentive Awards

2020 Long-Term Incentive Awards

The Compensation Committee determines the terms of LTI awards granted to each NEO. In determining the size of these awards, the Compensation Committee considers, among other things, each NEO’s individual contributions (and/or potential to contribute) to us and advice from its independent compensation consultant regarding levels of LTI awards and total compensation for similar positions within our peer group.

In June 2020, we granted fiscal 2020 LTI awards to Messrs. Sherman, Bell, Homeister and Hamlin with intended grant date values (at the target-level of performance) of $5,750,00, $1,300,000, $1,300,000 and $1,000,000, respectively. These LTI Awards were comprised of 75% time-vested restricted stock and 25% performance-vested restricted stock.

The time-vested restricted stock awards described above are subject to a three-year ratable vesting. The performance-vested restricted stock awards described above are subject to vesting based on fiscal 2021 Adjusted EBITDA, with the goals approved at the time of grant in June 2020. The Compensation Committee selected fiscal 2021 as the measurement period, rather than the cumulative period of fiscal 2020 and fiscal 2021, given the uncertainty of the impact of the COVID-19 pandemic on fiscal 2020 performance at the time the awards were granted (i.e., maintained a two-year outlook for the grant, although no goals were set specifically for fiscal 2020). Any shares earned will not vest until June 2023 (i.e., three years from the grant date), to help encourage executive retention. The performance scale applicable to these awards is shown below (with outcomes for performance between the stated intervals determined by straight line interpolation):

Adjusted EBITDA (Fiscal 2021)	Percentage of Target Award Earned
<83% of Target Amount	0%
83% of Target Amount (Threshold)	50%
94% to 106% of Target Amount	100%
128% of Target or more (Maximum)	200%

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At the time the fiscal 2020 LTI grants were being contemplated by the Compensation Committee, the uncertainty caused by the COVID-19 pandemic presented challenges in setting long-term financial performance goals. In addition, at that time, retaining our executive officers during the unprecedented times was a key objective of the Compensation Committee. In developing the fiscal 2020 LTI plan, the Compensation Committee contemplated various alternative approaches, including further delaying or eliminating performance-vested awards. However, the Compensation Committee and management both wanted to maintain a portion of the grant tied to long-term financial performance measures. Therefore, the Compensation Committee approved the grants in June 2020 with a one-time shift to the annual vehicle mix to 25% performance-vested restricted stock (with the design as described above) and 75% time-vested restricted stock. The Compensation Committee continues to be committed to driving a pay-for-performance compensation philosophy that is strongly aligned with stockholders and will continue to evaluate the program going forward to support this philosophy.

These long term incentive awards are summarized below:

Named Executive Officer	Time-Vested Restricted Stock (# of shares)	Performance- Vested Restricted Stock (# of shares)	Total Shares of Restricted Stock Awarded	Intended Grant Date Value (1)
George E. Sherman	925,431	308,477	1,233,908	$5,750,000
James A. Bell	209,229	69,743	278,972	$1,300,000
Frank M. Hamlin	160,947	53,649	214,596	$1,000,000
Chris R. Homeister	209,229	69,743	278,972	$1,300,000

(1)

The intended grant date value shown in the table above differs slightly from the grant date fair value calculated for financial accounting purposes (and therefore the amount shown in the Summary Compensation Table, below) because for all awards granted to our NEOs during fiscal 2020 the number of shares subject to each executive’s equity award was determined by dividing the intended grant date value (or the applicable portion thereof) by the average closing price of our common stock for the forty-five business days preceding the grant date, whereas the grant date fair value for accounting purposes is determined based on the closing price of our common stock on the grant date. The Compensation Committee decided to use the trailing forty-five day average to determine equity award amounts in fiscal 2020 to smooth the impact of short-term volatility in our stock price on award sizes.

The service requirements otherwise applicable to these awards are waived in certain scenarios; see “Employment Agreements and Severance/Change in Control Benefits” elsewhere in this Proxy Statement.

Outcomes for 2019 Long-Term Incentive Awards

A portion of the fiscal 2019 restricted stock awards was subject to vesting based on the achievement of a pre-determined cumulative fiscal 2019 and 2020 consolidated operating income target. To the extent earned, these awards would have been subject to one additional year of time-based vesting following the end of the performance period. These performance-vested restricted stock awards were subject to the performance scale shown below (with outcomes for performance between the stated intervals determined by straight line interpolation):

Adjusted Cumulative Operating income (Fiscal 2019 and Fiscal 2020)	Percentage of Target Award Earned
<$336m	0%
$336m (Threshold)	50%
$480m (Target)	100%
$552m (Maximum)	200%

Our actual cumulative operating income determined in accordance with generally accepted accounting principles, or GAAP, for fiscal 2019 and fiscal 2020 was a loss of $637.4 million and our non-GAAP cumulative adjusted operating income for fiscal 2019 and fiscal 2020, as previously published and presented in Annex I, was a loss of $175.7 million. Cumulative adjusted operating income for fiscal 2019 and fiscal 2020 used in computing our performance under the fiscal 2019 restricted stock awards was a loss of $142.3 million, which gives effect to $33.4 million of positive adjustments to cumulative adjusted operating income attributable to store closures, foreign currency translation adjustments, stock compensation expense and certain non-recurring losses, all of which were approved by the Compensation Committee. This adjusted amount was below the threshold level of performance, and accordingly, all of these performance-based restricted stock awards were forfeited as of the end of fiscal 2020. The Compensation Committee did not approve any adjustments to the performance goals or our financial results related to the impact of the COVID-19 pandemic. See Annex I for additional information on our adjusted operating income (without giving effect to the above-referenced

2021 Proxy Statement | 38

$33.4 million in adjustments), including a reconciliation to its most comparable financial measure computed in accordance with GAAP. While the performance goals for the 2019 restricted stock awards were lower than the comparable goals for the 2018 restricted stock awards, these performance goals were set based on the Company’s budget and outlook at the time the fiscal 2019 restricted stock awards were granted, and thereby continued to reflect rigorous performance goals and required strong financial performance (as evidenced by the below threshold actual performance).

2021 Compensation Program

The Compensation Committee has delayed its decisions on 2021 compensation adjustments and awards in light of both the changes in the compositions of our senior management team and of the Compensation Committee itself. Given these changes, and the ongoing transformation of our business, we expect that our compensation program will continue to evolve and material decisions affecting our fiscal 2021 compensation program will be described in future filings.

Employment Agreements and Severance/Change in Control Benefits

We have entered into employment agreements with each of the NEOs (“Employment Agreements”). The term of each of the Employment Agreements is “at will” and may be terminated by the Company or executive at any time, and each executive is restricted from competing with us for two years after termination of employment regardless of the reason for the termination.

Under the terms of the Employment Agreements, each executive shall be entitled to all benefits afforded to management personnel or as determined by the Board, including, but not limited to, insurance programs, vacation, sick leave and 401(k) benefits.

Upon an executive’s termination of employment without cause or by the executive with good reason, the executive, subject to an effective release, would receive an amount equal to two times (A) the executive’s base salary plus (B) the executive’s target bonus. Such amount would be paid in a lump sum. If such termination occurred within 18 months following a change in control (as defined in the Employment Agreements) the “two” would be replaced by two and one-half (three in the case of the Chief Executive Officer). The executive would also receive continuation of medical benefits for up to 18 months. Additionally, any time-vested equity grants made to the executive would become fully vested. Any performance-vested equity grants made to the executive will remain outstanding and will vest, if at all, based on actual performance through the end of the applicable performance period.

If the executive’s employment with us is terminated due to death or disability, then the same treatment with respect to equity would apply; provided that if the executive’s employment terminates due to death, all performance-vested equity grants will vest and be paid at the target level.

The triggering events which would result in the payment of the severance amounts described above were selected because they provide employees with a guaranteed level of financial protection upon loss of employment and are considered competitive with severance provisions being offered currently in the market. The estimated payments upon a hypothetical termination for each of the NEOs as of the end of fiscal 2020 are detailed in “Employment Agreements and Potential Payments upon Termination or Change in Control” below. In addition, the actual payments made to Messrs. Bell, Hamlin and Kaufman, and updated estimates of the amounts expected to be paid to Messrs. Homeister and Sherman, are shown below under the heading “Actual and Expected Executive Separations.”

Other Considerations

Stock Ownership

We have adopted a stock ownership policy which requires our NEOs and non-employee directors to be stockholders. The Compensation Committee believes that ownership of stock of the company that is material to the income of the individuals involved provides an appropriate incentive to such officers and non-employee directors and aligns their interests with the interests of our stockholders. For a description of the stock ownership policy, see “Corporate Governance—Equity Ownership Policy” above.

Claw-back of Awards

We have adopted a formal claw-back policy to recover past compensation awards from executive officers in the event of fraud or a restatement. For a description of the claw-back policy, see “Corporate Governance—Claw-back Policy” above.

Anti-Hedging

We have adopted a formal anti-hedging policy prohibiting our employees and non-employee directors from entering into any form of hedging strategies or transactions using short sales, puts, calls or other types of financial instruments to protect against a loss in value of common stock. For a description of the anti-hedging policy, see “Corporate Governance—Anti-Hedging Policy” above.

39 | 2021 Proxy Statement

Retirement Benefits

Each of our executive officers is entitled to participate in our defined contribution 401(k) plan on the same basis as all other eligible employees. We match the contributions of participants, subject to certain criteria. Under the terms of the 401(k) plan, as prescribed by the Internal Revenue Service (“IRS”), the contribution of any participating employee is limited to a maximum percentage of annual pay or a maximum dollar amount ($19,500 pre-tax and $6,500 catch-up for 2020). Our executive officers are subject to these limitations and therefore we do not consider our retirement benefits to be a material portion of the compensation program for our executive officers.

Life Insurance

All of our active NEOs participate in our standard salaried employee group term life insurance program, but have their death benefits under that program increased to two times the employee’s base salary, up to a maximum death benefit of $1,500,000.

Dividends

Under the terms of our LTI award agreements, any dividends on unvested shares are accrued and will only be paid upon vesting of the underlying shares. If above-target performance results in a NEO earning an above-target number of shares from performance-vested awards, the NEO will also receive a dividend equivalent credit equal to the dividends that would have been paid on the additional earned shares had those shares been issued on the original grant date of the performance-vested award. Those dividend equivalent credits will be paid only if and when the underlying shares vest (generally, upon satisfaction of time-vested service criteria following the end of the applicable performance period or in the event of accelerated vesting due to death, disability or retirement eligibility). Currently, we do not pay dividends on our common stock.

Benefits and Perquisites

We maintain traditional health and welfare benefit plans, which are generally offered to all employees (subject to basic plan eligibility requirements) and are consistent with the types of benefits offered by other similar corporations. In addition to these traditional benefits, we offered in fiscal 2020 certain executive level perquisites to key executives, including all NEOs, which are designed to be competitive with the compensation practices of similar corporations, including disability insurance commensurate with executive salaries, third-party financial planning services, reimbursement of certain otherwise uninsured medical expenses and annual physical examinations.

Compensation Committee Report on Executive Compensation

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with members of our management. Based on such review and discussions and relying thereon, we have recommended to the Board that the Compensation Discussion and Analysis set forth above be included in our 2020 Annual Report on Form 10-K and in this Proxy Statement.

Compensation Committee

Alain (Alan) Attal, Chair

Lizabeth Dunn

James K. Symancyk

Kathy P. Vrabeck

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Summary Compensation Table

The following table (the “Summary Compensation Table”) sets forth the compensation earned during the fiscal years indicated by our NEOs. The titles shown in the following table reflect the executives’ roles as of the last day of fiscal 2020 (except in the case of Mr. Kaufman).

Name and Principal Position	Year	Salary	Bonus(3)	Stock Awards(4)	Non-Equity Incentive Plan Compensation	All Other Compensation(5)	Total

George E. Sherman(1)	2020	$1,004,808	$—	$6,120,184	$—	$49,252	$7,174,243

Chief Executive Officer	2019	846,154	150,000	10,500,003	814,016	90,204	12,400,377

James A. Bell(1)	2020	663,654	—	1,383,701	—	231,865	2,279,220

Chief Financial Officer	2019	444,909	50,000	1,276,194	231,492	74,917	2,077,512

Frank M. Hamlin(1)	2020	521,442	595,000	1,064,396	—	41,148	2,221,986

Executive Vice President, Chief Customer Officer	2019	507,923	595,000	1,028,128	235,604	48,626	2,415,281

Chris R. Homeister(1)	2020	663,654	—	1,383,701	—	42,260	2,089,615

Executive Vice President, Chief Merchandising Officer	2019	430,769	50,000	1,276,194	224,851	60,646	2,042,460

Daniel J. Kaufman(2)	2020	256,442	1,000,000	—	—	3,084,224	4,340,666

Former Executive Vice President, Chief Transformation Officer	2019	750,000	1,000,000	1,450,786	370,007	71,398	3,642,191
	2018	693,671	375,000	1,125,406	497,000	72,471	2,763,548

(1)

Messrs. Sherman, Bell and Homeister were appointed to their respective roles with the Company during fiscal 2019 and were not previously employed by us. Mr. Hamlin became a NEO during fiscal 2019, therefore, his compensation is not disclosed for years prior to fiscal 2019.

(2)	Mr. Kaufman’s employment with us ceased effective June 1, 2020.

(3)

The 2020 bonus amount reflected for Mr. Hamlin reflects a previously granted cash retention award in the amount of $425,000 that vested and was paid in fiscal 2020, and previously granted cash long-term incentive awards in the aggregate amount of $170,000 that vested and were paid in fiscal 2020. The 2020 bonus amount reflected for Mr. Kaufman reflects a previously granted cash retention award that vested and was paid in fiscal 2020.

(4)

Reflects the grant date fair value for the designated fiscal years for the restricted stock awards in accordance with ASC 718 based on the common stock price on the date of grant. The assumptions used by us in calculating the grant date fair value are incorporated herein by reference to Note 14 to our consolidated financial statements in our Annual Report. For the fiscal 2020 LTI awards, for Messrs. Sherman, Bell, Hamlin and Homeister, 25% of the stock awards include performance-vested restricted shares. The 2020 amounts in this column that are attributable to these performance-vested awards are based on the grant date fair market value of the awards (calculated based on the target number of performance-vested restricted shares) and are as follows: Mr. Sherman—$1,530,046; Mr. Bell—$345,926; Mr. Hamlin—$266,099; Mr. Homeister—$345,926. If these performance-vested awards were instead shown based on the maximum number of shares that could be earned (i.e., 200% of the target award), then the grant date fair market value of these performance-vested shares would be as follows: Mr. Sherman—$3,060,092; Mr. Bell—$691,851; Mr. Hamlin—$532,198; Mr. Homeister—$691,851.

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(5)	The amounts reported in the “All Other Compensation” column represent the sum of the items shown in the table below:

Name	401(k) Matching Contributions	Executive Life Insurance	Executive Long- term Disability Insurance	Third Party Financial Planning Services	Medical Expenses Reimbursements (1)	Relocation Benefits (2)	Severance Payments (3)	Total ($)

George E. Sherman	$461	$341	$18,392	$8,275	$21,783	$—	$—	$49,252

James A. Bell	11,400	341	10,083	—	21,028	189,013	—	231,865

Frank M. Hamlin	9,708	329	10,083	—	21,028	—	—	41,148

Chris R. Homeister	—	341	9,311	8,275	21,028	3,305	—	42,260

Daniel J. Kaufman	9,092	74	216	—	8,302	—	3,066,540	3,084,224

(1)	Represents our contributions to our medical expense reimbursement plan.

(2)	Relocation expenses reimbursed in accordance with our relocation policy.

(3)	During fiscal 2020, Mr. Kaufman ceased employment with us. These amounts represent cash severance wages, the value of continuing group health benefits and a payment for accrued but unused vacation.

Grants of Plan-Based Awards in Fiscal 2020

The following table shows all grants of plan-based awards, which consisted of grants of time-vested and performance-vested restricted shares of our common stock made in fiscal 2020 and annual performance-based bonus opportunities for fiscal 2020.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock Awards ($)(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
George E. Sherman		$825,000	$1,650,000	$3,300,000				—

	06/09/2020				154,239	308,477	616,954		$1,530,046

	06/09/2020							925,431	$4,590,138
James A. Bell		$350,000	$700,000	$1,400,000				—

	06/09/2020				34,872	69,743	139,486		$345,925

	06/09/2020							209,229	$1,037,776
Frank M. Hamlin		$275,000	$550,000	$1,100,000				—

	06/09/2020				26,825	53,649	107,298		$266,099

	06/09/2020							160,947	$798,297
Chris R. Homeister		$350,000	$700,000	$1,400,000				—

	06/09/2020				34,872	69,743	139,486		$345,925

	06/09/2020							209,229	$1,037,776
Daniel J. Kaufman(3)		$—	$—	$—	—	—	—	—	$—

(1)

Equity Incentive Plan Awards consist of performance-vested shares of restricted common stock and Other Stock Awards consist of time-vested shares of restricted common stock. For additional information on these grants, refer to the discussion under “Long-term Incentive Awards” in the Compensation Discussion and Analysis above.

(2)

The grant date fair value of each equity award was computed in accordance with ASC 718 based on the closing price of common stock on the grant date. For the restricted stock subject to performance measures, the grant date fair value was determined based on the vesting of the target number of shares, which we believed to be the probable outcome to be achieved under the grants as of the date of the grant.

(3)	No awards were granted to Mr. Kaufman during fiscal 2020.

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Outstanding Equity Awards at Fiscal 2020 Year-End

The following table provides information for the executive officers named in the Summary Compensation Table regarding outstanding equity awards held as of January 30, 2021. In accordance with SEC rules, the year-end values in the table for the market value of shares that have not vested have been calculated based on the $325 per share closing price of common stock on January 29, 2021 (the last trading date of the fiscal year). As noted above under the heading “Outcomes for 2019 Long-Term Incentive Awards,” the performance goals for our NEOs’ 2019 performance-vested restricted stock awards were not achieved as of January 30, 2021 (the end of the applicable performance period) and those awards were therefore forfeited entirely. Accordingly, they are not shown in the following table.

Since January 30, 2021, Messrs. Bell and Hamlin have actually ceased employment with us, and we have announced the expected cessations of employment of Messrs. Homeister and Sherman. These completed and expected employment cessations have resulted in the vesting of certain of Messrs. Bell and Hamlin’s awards at values lower than shown in the table below, and in the forfeiture of Mr. Sherman’s 2020 performance-vested restricted stock award. Please see below under “Actual and Expected Executive Separations” for additional information regarding the actual and expected treatment of these awards.

			Stock Awards

Name	Grant Date		Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (2)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)

George E. Sherman	06/09/2020		925,431	$300,765,075	154,239	(4)	$50,127,513	(4)
	04/15/2019		167,786	54,530,450	—		—
	04/15/2019	(3)	223,714	72,707,050	—		—

James A. Bell	06/09/2020		209,229	$67,999,425	34,872		$11,333,238
	07/01/2019		79,366	25,793,950	—		—

Frank M. Hamlin	06/09/2020		160,947	$52,307,775	26,825		$8,717,963
	06/14/2019		60,872	19,783,400	—		—

Chris R. Homeister	06/09/2020		209,229	$67,999,425	34,872		$11,333,238
	07/01/2019		79,366	25,793,950	—		—

Daniel J. Kaufman			—	$—	—		$—

(1)

Represents unvested restricted shares outstanding as of January 30, 2021 which will vest based upon continued service to us. The shares outstanding as of the end of fiscal 2020 are comprised of time-vested awards of restricted shares that in each case vest in equal annual installments, on the first three anniversaries of the applicable grant date, subject to acceleration upon certain termination events. See “Employment Agreements and Potential Payments upon Termination or Change in Control” below for more details.

(2)

Represents threshold level of unvested restricted shares outstanding as of January 30, 2021 which will be earned, if at all, based upon the achievement of certain performance targets as well as continued service to the Company. These are performance-vested restricted shares granted in fiscal 2020 that are tied to certain Adjusted EBITDA targets for the 2021 fiscal year and will vest, to the extent earned, on the third anniversary of the grant date if the grantee remains in service through that date The service based vesting condition will be waived upon certain termination events, but performance conditions will apply in every case other than death while in service. See “Employment Agreements and Potential Payments upon Termination or Change in Control” below for more details.

(3)	Reflects a “make whole” equity award granted in connection with Mr. Sherman’s appointment as our Chief Executive Officer, effective April 2019.

(4)	In accordance with the Transition Agreement, this award was cancelled on April 18, 2021.

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Stock Vested and Option Exercises

The following table provides information for the executive officers named in the Summary Compensation Table regarding shares acquired upon vesting of stock awards during fiscal 2020 by those executive officers. All NEOs vested in stock awards in 2020. There are no outstanding options in 2020.

	Stock Awards

Name	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)(1)

George E. Sherman	195,749	$1,031,597

James A. Bell	39,682	$176,188

Frank M. Hamlin	30,436	$143,658

Chris R. Homeister	39,682	$176,188

Daniel J. Kaufman	85,140	$423,997

(1)

The value realized on vesting was our closing stock price on the vesting date multiplied by the number of shares vested. All amounts are shown prior to the surrender of shares, to cover withholding taxes in connection with the vestings.

Pension Plans and Nonqualified Deferred Compensation

We do not offer a pension plan; therefore, we have omitted the Pension Benefits Table.

None of our NEOs in fiscal 2020 participated in our nonqualified deferred compensation plan; therefore, we have omitted the Nonqualified Deferred Compensation Table.

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Employment Agreements and Potential Payments upon Termination or Change in Control

We have historically maintained employment agreements with our NEOs. See “Employment Agreements and Severance/Change in Control Benefits” above for a description of the terms of these employment agreements. Hypothetical estimates of the amounts that would be owed to the NEOs upon termination of their employment or upon a change in control are presented in the table directly below. In accordance with rules of the SEC, the hypothetical estimates have been computed on the assumption that the termination or change of control occurred on January 30, 2021, the last day of our most recently completed fiscal year.

We have excluded Mr. Kaufman from the table directly below because his cessation of employment preceded January 30, 2021. The employment of each of Messrs. Bell and Hamlin terminated after January 30, 2021. In each case, we have described below under the heading “Actual and Expected Executive Separations” the actual amounts received by each of Messrs. Bell, Hamlin and Kaufman upon cessation of his employment.

As previously disclosed, Mr. Homeister notified us of his intent to resign his employment with us on March 29, 2021, citing diminished responsibilities. We have commenced discussions for a transition of Mr. Homeister’s responsibilities to other executives, with an expectation that Mr. Homeister’s employment will cease during our second quarter of fiscal 2021. Following such cessation and subject to his execution of a general release of claims, Mr. Homeister is expected to become entitled to the payments, rights and benefits associated with a “Good Reason” resignation under his employment agreement with us. An updated estimate of his severance rights is presented below under the heading “Actual and Expected Executive Separations.”

As noted above, we entered into the Transition Agreement with Mr. Sherman on April 18, 2021. The Transition Agreement provides for Mr. Sherman to step down as our President and Chief Executive Officer on the Separation Date. Subject to his continued employment with us through the Separation Date, his continued compliance with certain protective covenants included in his employment agreement and his execution of a general release, Mr. Sherman will become entitled to accelerated vesting of all of his then outstanding time-vested restricted stock. This accelerated vesting of time-vested restricted stock is one of the severance rights provided in Mr. Sherman’s employment agreement. In the Transition Agreement, Mr. Sherman voluntarily agreed to the elimination of all his other severance rights and the cancellation of his 2020 performance-vested restricted stock award, which consisted of 308,477 shares of common stock (but which could have resulted in the delivery of a number of shares equal to 0% to 200% of that amount, depending on actual performance). An updated estimate of Mr. Sherman’s severance rights, as revised by the Transition Agreement, is contained below under the heading “Actual and Expected Executive Separations.”

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Name	Benefit	Termination Without Cause or With Good Reason	Termination Without Cause or With Good Reason Upon Change In Control	Termination Upon Death	Termination Upon Disability

George E. Sherman	Salary Severance Element(1)	$2,200,000	$3,300,000	$—	$—
	STI Bonus Severance Element (2)	3,300,000	4,950,000	—	—
	Medical Benefits (3)	61,628	61,628	—	—
	Accelerated Restricted Stock (4)(5)	428,002,575	428,002,575	528,257,600	428,002,575
	Life Insurance Benefit (6)	—	—	1,500,000	—

	Total	$433,564,203	$436,314,203	$529,757,600	$428,002,575

James A. Bell	Salary Severance Element (1)	$1,400,000	$1,750,000	$—	$—
	STI Bonus Severance Element(2)	1,400,000	1,750,000	—	—
	Medical Benefits (3)	57,600	57,600	—	—
	Accelerated Restricted Stock (4)(5)	93,793,375	93,793,375	116,459,850	93,793,375
	Life Insurance Benefit (6)	—	—	1,400,000	—

	Total	$96,650,975	$97,350,975	$117,859,850	$93,793,375

Frank M. Hamlin	Salary Severance Element(1)	$1,100,000	$1,375,000	$—	$—
	STI Bonus Severance Element (2)	1,100,000	1,375,000	—	—
	Medical Benefits (3)	63,614	63,614	—	—
	Accelerated Restricted Stock (4)(5)	72,091,175	72,091,175	89,527,100	72,091,175
	Life Insurance Benefit (6)	—	—	1,100,000	—

	Total	$74,354,789	$74,904,789	$90,627,100	$72,091,175

Chris R. Homeister	Salary Severance Element (1)	$1,400,000	$1,750,000	$—	$—
	STI Bonus Severance Element (2)	1,400,000	1,750,000	—	—
	Medical Benefits (3)	60,642	60,642	—	—
	Accelerated Restricted Stock (4)(5)	93,793,375	93,793,375	116,459,850	93,793,375
	Life Insurance Benefit (6)	—	—	1,400,000	—

	Total	$96,654,017	$97,354,017	$117,859,850	$93,793,375

(1)

Pursuant to the terms of the Employment Agreements, this amount is calculated as two times the NEO’s annual base salary in effect at the time in the event of a termination without cause or with good reason. In the event of a termination without cause or with good reason in connection with a change in control event, this amount is calculated as three times the NEO’s annual base salary in effect at the time in the case of Mr. Sherman, and two and one-half times the NEO’s annual base salary in effect at the time in the case of Messrs. Bell, Hamlin and Homeister.

(2)

Pursuant to the terms of the Employment Agreements, this amount is calculated as two times the NEO’s annual incentive bonus target in effect at the time in the event of a termination without cause or with good reason. In the event of a termination without cause or with good reason in connection with a change in control event, this amount is calculated as three times the NEO’s annual incentive bonus target in the case of Mr. Sherman, and two and one-half times the NEO’s annual bonus incentive target in effect at the time in the case of Messrs. Bell, Hamlin and Homeister.

(3)

In the event of a termination without cause or with good reason, or a termination without cause or with good reason in connection with a change in control event, the NEOs are eligible under the Employment Agreements to receive medical benefits until the earlier of the expiration of 18 months following the termination date or the date on which the executive becomes eligible for coverage under another employer’s medical plan. The amounts in the table above reflect the estimated value of medical coverage to each NEO assuming the maximum 18-month coverage period.

(4)

The value of accelerated restricted stock was calculated based on the closing stock price of $325.00 on January 29, 2021, the last trading day of fiscal 2020. The closing price of our common stock on April 15, 2021 was $156.44. Our stock price has experienced extreme price volatility, and the potential value of these accelerated restricted stock awards will change with fluctuations in the price of our common stock.

(5)

Pursuant to the terms of the Employment Agreements, unvested restricted shares that are subject to vesting based on continued service to us will immediately become vested upon termination without cause, termination with good reason, termination due to death or disability of the recipient. Performance-vested awards held immediately prior to one of the above-described termination events and for which the performance period is not yet complete generally will remain outstanding until the end of the performance period and will vest, if at all, based

2021 Proxy Statement | 46

on actual performance through the end of the performance period (except in the case of termination due to death of the recipient, in which case such performance-vested awards will vest immediately at the target level). The values reflected in the “Termination Upon Death” column in the table above include the target number of unvested performance-vested restricted shares as of the assumed termination date (in this case, January 30, 2021). Under all other termination scenarios outlined above, no value for the outstanding performance-vested restricted shares is reflected in the table as these awards would remain outstanding and subject to performance conditions until the end of the applicable performance period(s) shown. At this time, we are unable to determine whether these awards will vest, and therefore no amounts are shown for them in the table above. For information regarding the performance-vested restricted share awards outstanding as of January 30, 2021, see above under the heading “Outstanding Equity Awards at Fiscal 2020 Year-End.”

(6)	The life insurance death benefit for our NEOs is two times the employee’s base salary, up to a maximum of $1,500,000.

Actual and Expected Executive Separations

Messrs. Bell, Hamlin and Kaufman ceased employment with the Company on March 26, 2021, March 31, 2021 and June 1, 2020, respectively. In the case of Mr. Kaufman, his cessation of employment occurred upon completion of his term of service as our Chief Transformation Officer, when he was not afforded the opportunity to return to his prior role as our General Counsel. In the case of Messrs. Bell and Hamlin, their cessations of employment occurred in connection with our management transformation. In each case, each executive was entitled to the severance payments and benefits provided for in his employment agreement upon a resignation with “good reason.” The actual amounts received by each executive are summarized below. Stock values indicated below were calculated based on the closing price of our common stock at the time of vesting. Each executive executed a general release of claims against the Company and its affiliates as a condition of receiving these payments and benefits.

In the case of Messrs. Homeister and Sherman, the table below presents an updated estimate of their expected severance rights, with stock values based on the closing price of our common stock on April 15, 2021 ($156.44). This is supplemental information and is provided to give more current estimates of these executives’ severance rights in light of their impending departures based on updated stock prices, updated share amounts and, in the case of Mr. Sherman, revised severance terms.

Name	Benefit	Actual Payments and Benefits Upon Separation	Estimated Payments and Benefits Upon Expected Separation

George E. Sherman	Accelerated Vesting of Restricted Stock (1)	$—	$127,139,257

	Total	$—	$127,139,257

James A. Bell	Salary Severance Element	$1,400,000	$—
	STI Bonus Severance Element	1,400,000	—
	Medical Benefits	57,600	—
	Accelerated Vesting of Restricted Stock (2)	55,251,513	—
	Payout of Accrued but Unused Vacation	21,767	—

	Total	$58,130,880	$—

Frank M. Hamlin	Salary Severance Element	$1,100,000	$—
	STI Bonus Severance Element	1,100,000	—
	Medical Benefits	63,614	—
	Accelerated Vesting of Restricted Stock (3)	39,477,127	—
	Payout of Accrued but Unused Vacation	2,861	—

	Total	$41,743,602	$—

Chris R. Homeister	Salary Severance Element	$—	$1,400,000
	STI Bonus Severance Element	—	1,400,000
	Medical Benefits	—	60,642
	Accelerated Vesting Restricted Stock (4)	—	45,147,802

	Total	$—	$48,008,444

Daniel J. Kaufman	Salary Severance Element	$1,500,000	$—
	STI Bonus Severance Element	1,500,000	—
	Medical Benefits	50,992	—
	Payout of Accrued but Unused Vacation	15,548	—

	Total	$3,066,540	$—

47 | 2021 Proxy Statement

(1)

The amount shown in the table represents the value of 812,703 shares of time-vested restricted stock that are expected to vest on an accelerated basis in connection with Mr. Sherman’s departure, based on the closing price of our common stock on April 15, 2021 ($156.44). This does not include 308,477 shares of time-vested restricted stock that are expected to vest in the ordinary course on June 9, 2021, prior to the presently expected date of Mr. Sherman’s departure.

(2)

The amount shown in the table represents the value of 288,595 shares of time-vested restricted stock that vested in connection with Mr. Bell’s departure, based on the closing price of our common stock on the actual vesting date ($191.45). Mr. Bell also was entitled to retain 188,791 shares of performance-vested restricted stock, pending the Compensation Committee’s determination of performance outcomes for the relevant performance periods. These shares constitute his fiscal 2019 and fiscal 2020 performance-vested restricted stock awards. Because the applicable performance goals were not achieved with respect to the fiscal 2019 award, 119,048 of these shares have been forfeited. The remaining 69,743 shares relate to his fiscal 2020 award; between 0 and 200% of these shares may be earned based on our actual performance during the remainder of fiscal 2021. At this time, we are unable to determine whether any shares will vest in respect of the 2020 performance award and therefore no amount is shown for it in the table above.

(3)

The amount shown in the table represents the value of 221,819 shares of time-vested restricted stock that vested in connection with Mr. Hamlin’s departure, based on the closing price of our common stock on the actual vesting date ($177.97). Mr. Hamlin also was entitled to retain 144,957 shares of performance-vested restricted stock, pending the Compensation Committee’s determination of performance outcomes for the relevant performance periods. These shares constitute his fiscal 2019 and fiscal 2020 performance-vested restricted stock awards. Because the applicable performance goals were not achieved with respect to the fiscal 2019 award, 91,308 of these shares have been forfeited. The remaining 53,649 shares relate to his fiscal 2020 award; between 0 and 200% of these shares may be earned based on our actual performance during the remainder of fiscal 2021. At this time, we are unable to determine whether any shares will vest in respect of the 2020 performance award and therefore no amount is shown for it in the table above.

(4)

The amount shown in the table represents the value of 288,595 shares of time-vested restricted stock that are expected to vest in connection with Mr. Homeister’s departure, based on the closing price of our common stock on April 15, 2021 ($156.44). Mr. Homeister is also expected to retain 69,743 shares of performance-vested restricted stock, which shares constitute his fiscal 2020 performance-vested restricted stock award. Between 0 and 200% of these shares may be earned based on our actual performance during the remainder of fiscal 2021. At this time, we are unable to determine whether any shares will vest in respect of the 2020 performance award and therefore no amount is shown for it in the table above.

(5)

Mr. Kaufman also was entitled to retain 85,140 shares of performance-vested restricted stock, pending the Compensation Committee’s determination of performance outcomes for the relevant performance period. These shares constitute his fiscal 2019 performance-vested restricted stock award. Because the applicable performance goals were not achieved, all of these shares have been forfeited.

CEO Pay Ratio

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are disclosing the ratio of the total annual compensation of our Chief Executive Officer to that of our median employee. We identified the median employee among all our employees as of January 30, 2021 (the “determination date”).

We are a global retail company with approximately 12,000 full-time salaried and hourly employees and between 17,000 and 23,000 part-time hourly employees worldwide, depending on the time of year. As of the determination date, Mr. Sherman’s total annualized compensation was $7,174,243. For fiscal 2020, our median employee is a part-time hourly employee in one of our U.S. stores who worked an average of 19 hours per week. The annual compensation of the median employee was $11,033 for fiscal 2020. Based on this information, the ratio of the fiscal 2020 annual total compensation of our Chief Executive Officer to that of our median employee was approximately 650 to 1.

In order to identify the median employee in terms of compensation across our global population of 32,000 employees, we utilized total annual earnings from the 2020 calendar year which include, but are not limited to, salary/hourly wages, overtime, bonus and commissions. We used W-2 earnings for the U.S. employee population and the W-2 equivalent earnings for the international employee population. We annualized the compensation for permanent associates who joined the Company after January 1, 2020. Full-time equivalency adjustments were not performed for part-time associates.

We believe our CEO pay ratio is a reasonable estimate calculated in a manner consistent with the SEC pay ratio rules and methods for disclosure. The SEC rules do not specify a single methodology in identifying the median employee and in calculating that person’s annual compensation. Accordingly, the pay ratio reported by other companies may not be comparable to the Company’s pay ratio disclosed above.

2021 Proxy Statement | 48

Securities Authorized for Issuance Under Equity Compensation Plans

Information for our equity compensation plans, in effect as of January 30, 2021 is as follows:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders(1)	—	$—	4,952,991(2)
Equity compensation plans not approved by security holders(3)	—	not applicable	—

Total	—	$—	4,952,991

(1)

Excludes 2,459,085 time-vested restricted stock awards and 501,612 performance-vested restricted stock awards outstanding under our stockholder approved plans. The performance-vested restricted stock awards may be earned in greater or lesser amounts, depending on actual performance.

(2)	All shares reflected in this column relate to our 2019 Incentive Plan. No new awards may be granted under our 2011 Incentive Plan.

(3)	Excludes 550,232 time-vested restricted stock awards issued as non-plan “inducement awards,” as contemplated by New York Stock Exchange Rule 303A.08.

49 | 2021 Proxy Statement

PROPOSAL 3:	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Deloitte, an independent registered public accounting firm, which was engaged as independent registered public accountants for fiscal 2020, to audit the financial statements for fiscal 2021. Although the Audit Committee has the sole authority to appoint the independent registered public accounting firm, as a matter of good corporate governance we are submitting our selection of Deloitte for ratification by the stockholders at the annual meeting. If the stockholders should not ratify the appointment of Deloitte, the Audit Committee will reconsider the appointment. A representative of Deloitte is expected to be present at the annual meeting, will have the opportunity to make a statement and is expected to be available to respond to appropriate questions. Deloitte has served as our independent registered public accounting firm since 2013.

Annual Evaluation and Selection of Independent Registered Public Accounting Firm

The Audit Committee has sole authority to appoint and replace the Company’s independent registered public accounting firm, which shall report directly to the Audit Committee, and is directly responsible for its compensation and oversight of its work. Each year the Audit Committee reviews the firm’s qualifications, performance and independence in accordance with regulatory requirements and guidelines. This includes a review of the firm’s internal quality control procedures, results of its most recent quality control reviews and steps taken to enhance the quality of its audits, and issues raised by recent government reviews, if any. The Audit Committee reviews auditor independence matters, the firm’s audit strategy for GameStop, terms of the audit engagement, and the firm’s capabilities and communications to the Audit Committee. In December 2020, the Audit Committee reappointed Deloitte as our independent registered public accounting firm for fiscal 2021.

In support of its reappointment of Deloitte as our independent registered public accounting firm, the Audit Committee took the following actions:

Areas of Focus	Actions

Firm qualifications	The Audit Committee reviews Deloitte’s global reach, capability and expertise to perform an audit of a company with the breadth and complexity of our business and our global footprint.

Firm objectivity and independence

The Audit Committee reviews relationships between Deloitte and GameStop that may reasonably be thought to bear on independence and reviews Deloitte’s annual affirmation of independence. Recognizing that independence and objectivity can be impacted by an auditor’s provision of non-audit services, the Audit Committee reviews the nature and amount of non-audit services provided by Deloitte. In order to assure continuing auditor independence, the Audit Committee also considers whether it is appropriate to adopt a policy of rotating the independent registered public accountants on a regular basis. At this time, after reviewing the independence of Deloitte, the Audit Committee does not believe that it is necessary to rotate the independent registered public accountants to assure continuing auditor independence.

Quality of auditing practices and Deloitte’s commitment to quality

The Audit Committee reviews issues raised by the Public Company Accounting Oversight Board (“PCAOB”) in its reports on Deloitte, Deloitte’s internal quality control procedures and results of Deloitte’s most recent quality control review. The Audit Committee also discusses Deloitte’s quality initiatives and steps Deloitte is taking to enhance the quality of its audits with the lead engagement partner and with Deloitte’s senior advisory partner assigned to GameStop.

Performance as auditor

The Audit Committee reviews and discusses Deloitte’s audit strategy and plan, including the overall scope of the audit. The Audit Committee receives periodic updates from the lead engagement partner on the status of the audit and on areas of focus for Deloitte. The Audit Committee annually reviews Deloitte’s performance in the conduct of their work and considers feedback provided by our management regarding Deloitte’s performance.

Performance and qualifications of lead engagement partner

The Audit Committee Chair is directly involved in selecting the lead engagement partner to ensure that the lead engagement partner is appropriately qualified to lead the our audit. Throughout the year, the Audit Committee Chair meets one on one with the lead engagement partner to promote a candid and thorough dialogue. The Audit Committee also meets with the lead engagement partner in executive sessions of certain of the Audit Committee’s meetings to discuss the audit and any other relevant matters.

2021 Proxy Statement | 50

Areas of Focus	Actions

Communications with the Audit Committee	The Audit Committee evaluates the lead engagement partner’s communications with the Audit Committee for thoroughness, candor, clarity and timeliness.

Terms of the engagement and audit fees	The Audit Committee reviews the audit engagement letter and approves fees for audit and non-audit services.

Based on this review, the Audit Committee and the Board believe that retaining Deloitte to serve as our independent registered public accounting firm for fiscal 2021 is in the best interests of the Company and its stockholders.

THE BOARD CONSIDERS DELOITTE TO BE WELL QUALIFIED AND RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR RATIFICATION. PROXIES SOLICITED HEREBY WILL BE VOTED FOR THE PROPOSAL UNLESS A VOTE AGAINST THE PROPOSAL OR ABSTENTION IS SPECIFICALLY INDICATED.

Audit Committee Matters

Primary Responsibilities and 2020 Actions

The Audit Committee assists the Board in fulfilling its oversight responsibility and reviews the adequacy and integrity of our financial statements, financial reporting process and internal system of accounting controls; the appointment, termination, compensation, retention and oversight of the independent registered public accountants; the scope of the audit performed by the independent registered public accounting firm of our books and records; the internal audit function and plan; our compliance with legal and regulatory requirements; our Code of Business Conduct and Ethics; and, with management and the independent auditor, any related party transactions and approves such transactions if any.

For fiscal 2020, in fulfillment of its responsibilities, among other things, the Audit Committee:

•	Met with the senior members of our financial management team at each regularly scheduled meeting.

•

Held separate private sessions, during its regularly scheduled meetings, with senior members of our financial management team, with the independent auditors, with the Head of Internal Audit and Enterprise Risk Management and on its own, at which candid discussions regarding financial management, accounting, auditing and internal control issues took place.

•

Received periodic updates on management’s process to assess the adequacy of our system of internal control over financial reporting and management’s conclusions on the effectiveness of our internal control over financial reporting.

•

Discussed with the independent auditors our internal control assessment process, management’s assessment with respect thereto and the independent auditors’ evaluation of our system of internal control over financial reporting.

•

Discussed with senior members of our financial management team and the independent auditors, matters associated with accounting principles, critical accounting policies and significant accounting judgments and estimates.

•	Reviewed and discussed with management our earnings releases and quarterly and annual reports on Form 10-Q and Form 10-K prior to filing with the SEC.

•	Reviewed our internal audit plan and the performance of our internal audit function.

•

Reviewed with senior members of our financial management team, the independent auditors and the Head of Internal Audit and Enterprise Risk Management, the overall scope and plans for their respective audits, the results of internal and external audits, evaluations by management and the independent auditors of our internal controls over financial reporting and the quality of our financial reporting.

•

Discussed with our counsel legal and regulatory matters that may have a material impact on our financial statements, and compliance policies and programs, including corporate securities trading policies.

•

Discussed with management, including the Head of Internal Audit and Enterprise Risk Management, guidelines and policies governing the process by which our senior management and our relevant departments, including the internal auditing department, identify, assess and manage our exposure to risk, as well as our major financial risk exposures and the steps management has taken to monitor and control such exposures.

51 | 2021 Proxy Statement

•	Participated, with representatives of management and of the independent auditors, in additional discussions, as requested by the Audit Committee, on areas of our operations.

Report of the Audit Committee

Roles and Responsibilities

The role of the Audit Committee is to assist the Board in its oversight of our financial reporting process. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls over financial reporting.

Our independent registered public accounting firm, Deloitte, is responsible for auditing our financial statements and its internal control over financial reporting, in accordance with the standards of the PCAOB, and expressing opinions as to the conformity of the financial statements with accounting principles generally accepted in the United States and the effectiveness of internal control over financial reporting. The Audit Committee is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm.

Required Disclosures and Discussions

In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and Deloitte our audited financial statements. The Audit Committee has also discussed with Deloitte the matters required to be discussed by Auditing Standard No. 1301, as adopted by the PCAOB, relating to communications with audit committees. In addition, the Audit Committee has received from Deloitte the written disclosures and letter required by the applicable requirements of the PCAOB regarding Deloitte’s communications with the audit committee concerning independence, has discussed with Deloitte their independence from us and our management, and has considered whether Deloitte’s provision of non-audit services to us is compatible with maintaining the firm’s independence.

The Audit Committee discussed with our internal auditors and Deloitte the overall scope and plans for their respective audits. The internal auditors are responsible for preparing an annual audit plan and conducting internal audits under the control of our Head of Internal Audit and Enterprise Risk Management, who is accountable to the Audit Committee. The Audit Committee met with the internal auditors and Deloitte, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. In addition, the Audit Committee met with our Chief Financial Officer and members of our management of finance and accounting to discuss the processes that they have undertaken to evaluate the accuracy and fair presentation of our financial statements and the effectiveness of our systems of disclosure controls and procedures and internal control over financial reporting.

Committee Recommends Including the Financial Statements in the Annual Report

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that our audited consolidated financial statements be included in our 2020 Annual Report to Stockholders and in our Annual Report on Form 10-K for our fiscal year ended January 30, 2021 for filing with the SEC.

Audit Committee

James (Jim) Grube, Chair

Alan Attal

Paul J. Evans

2021 Proxy Statement | 52

Independent Registered Public Accounting Firm

As described in “Proposal 3: Ratification of Appointment of Independent Registered Public Accounting Firm,” the Audit Committee of the Board has selected Deloitte, an independent registered public accounting firm, which was engaged as independent registered public accountants for fiscal 2020, to audit our financial statements for fiscal 2021.

The independent registered public accounting firm examines the annual financial statements and provides other permissible non-audit and tax-related services for us. We and the Audit Committee have considered the non-audit services provided by Deloitte and concluded they are compatible with maintaining the independence of Deloitte in our audit and in accordance with the SEC’s rules.

The following table sets forth information regarding fees for professional services rendered by Deloitte in fiscal 2020 and 2019:

	Fiscal Year
	2020	2019
Audit Fees(1)	$4,285,000	$4,724,000
Audit-Related Fees(2)	—	7,000
Tax Fees(3)	1,448,000	200,000

Total	$5,733,000	$4,931,000

(1)

Audit fees rendered by Deloitte in fiscal 2020 and 2019 include professional services for the audit of our annual financial statements and financial statement schedules, for the audit of our effectiveness of internal control over financial reporting, for reviews of our financial statements included in our quarterly reports on Form 10-Q filed with the SEC, for professional services provided in connection with statutory and regulatory filings and for other consultations concerning financial accounting and reporting standards.

(2)	Audit-related fees rendered by Deloitte in fiscal 2019 pertain to subsidiary agreed-upon procedures.

(3)

Tax-related services rendered by Deloitte in fiscal 2020 and 2019 included professional services for domestic and international tax compliance and tax planning and advice, including international tax consulting.

Pre-approval Policies and Procedures

The Audit Committee Charter adopted by the Board of the Company requires that, among other things, the Audit Committee pre-approve the rendering by our independent registered public accounting firm of all audit and permissible non-audit services. Accordingly, the Audit Committee considers and pre-approves any such audit and permissible non-audit services on a case-by-case basis or through the adoption of preapproval policies and procedures. The Audit Committee approved all of the services provided by Deloitte referred to above.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) of common stock of the Company with the SEC. Executive officers, directors and greater than ten-percent stockholders are required to furnish us with copies of all such forms they file.

Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons that no additional forms were required, we believe that all filing requirements applicable to our executive officers, directors and greater than ten-percent stockholders were complied with for the fiscal year ended January 30, 2021, except that, due to administrative errors, a Form 4 was not filed within the required period for the following: (i) one Form 4 and one transaction for Daniel A. DeMatteo, a former director and executive officer, reporting the disposition of shares in connection with his forfeiture of restricted shares due to below threshold performance; and (ii) one Form 4 and one transaction for Daniel J. Kaufman, a former executive officer, reporting the disposition of shares in connection with his forfeiture of restricted shares due to below threshold performance.

53 | 2021 Proxy Statement

Certain Relationships and Related Transactions

The Board has adopted an Audit Committee Charter which requires the Audit Committee to review with management and the independent registered public accountants and approve all transactions and courses of dealing with parties related to us. This obligation of the Audit Committee is described earlier in this Proxy Statement in the “Election of Directors” section, which states that the Audit Committee is responsible for reviewing and approving related party transactions. Also, as described earlier in this Proxy Statement in the “Election of Directors” section, the Company has adopted a Code of Ethics for Senior Financial and Executive Officers and a Code of Standards, Ethics and Conduct applicable to the Company’s management-level employees. The codes require that all of our employees and directors avoid conflicts of interest, defined as situations where the person’s private interests interfere in any way, or even appear to interfere, with our interests as a whole. In addition, at least annually each director and executive officer completes a detailed questionnaire that inquires about any business relationship that may give rise to a conflict of interest and all transactions in which we are involved and in which the executive officer, a director or a related person has a direct or indirect material interest.

It is our policy that any potential conflict of interest transaction with an executive officer or director or any transaction that triggers disclosure under Item 404(a) of Regulation S-K as a result of these inquiries is required to be reviewed and approved or ratified by the Audit Committee. During fiscal 2020, there were no transactions requiring disclosure with, or with an immediate family member of, directors, NEOs or persons who were the beneficial owners of more than 5% of our outstanding shares during the fiscal year.

Other Matters

We do not intend to present any other business for action at the annual meeting and do not know of any other business intended to be presented by others. If any matters other than the matters described in the Notice of Annual Meeting of Stockholders and this Proxy Statement should be presented for stockholder action at the annual meeting, it is the intention of the persons designated in the proxy to vote thereon in accordance with their best judgment.

Financial and Other Information

We are furnishing our Annual Report for the fiscal year ended January 30, 2021, including consolidated financial statements, together with this Proxy Statement.

Cautionary Statement Regarding Forward Looking Statements

This Proxy Statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, statements related to risks associated with our compensation programs, our future performance, our plans, objectives, expectations and intentions, and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements except as required by law. Factors that may cause actual results to differ materially from those contemplated by the statements in this Proxy Statement can be found in our most recent Annual Report on Form 10-K for the fiscal year ended January 30, 2021 filed with the SEC on March 23, 2021.

Proposals Pursuant to Rule 14a-8

Proposals of stockholders pursuant to Rule 14a-8 of the Exchange Act intended to be presented for inclusion in our proxy materials for the annual meeting of stockholders to be held in 2022 must meet the requirements under Rule 14a-8 and be received by the Secretary, at GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051, no later than December 23, 2021. However, if the date of the 2022 annual meeting is more than 30 days before or after June 9, 2022, then the deadline for submitting any stockholder proposal for inclusion in the proxy materials relating to such annual meeting will be a reasonable time before we begin to print and mail such proxy materials.

Proxy Access Director Nominees

Under the proxy access provisions of our Bylaws, stockholders are entitled to nominate and include in our proxy materials Director nominees, provided that the eligibility and procedural requirements specified in our Bylaws, including advance notice requirements, are satisfied. The notice must be delivered to the Secretary at our principal executive offices, at 625 Westport Parkway, Grapevine, Texas 76051, not less than 120 days nor more than 150 days prior to the first anniversary of the date of our proxy statement in connection with the most recent annual meeting of stockholder. As a result, any notice given by a stockholder pursuant to the proxy access provisions of our Bylaws with respect to the 2022 annual meeting must be received no earlier than the close of business on

2021 Proxy Statement | 54

November 23, 2021, and no later than the close of business on December 23, 2021. However, in the event that the date of the 2022 annual meeting is more than 30 days before June 9, 2022 or more than 60 days after June 9, 2022, then the notice, to be timely, must be delivered not earlier than the close of business on the 120th day prior to the date of the 2022 annual meeting and not later than the close of business on the later of (x) the 90th day prior to the date of the 2022 annual meeting or (y) the 10th day following the day of the first public announcement of the date of the 2022 annual meeting.

The complete requirements for submitting a nominee for inclusion in our proxy materials are set forth in our Bylaws, a copy of which can be obtained upon request directed to the Secretary at our principal executive offices at the address set forth above or on our website at http://investor.gamestop.com.

Other Proposals and Nominees

Any stockholder who wishes to propose any business to be considered by the stockholders at the 2022 Annual Meeting or who wants to nominate a person for election to the Board at that meeting, other than (i) a proposal for inclusion in the Proxy Statement pursuant to Rule 14a-8 or (ii) pursuant to the proxy access Bylaw provisions, in each case as described above, must provide a written notice that sets forth the specified information described in our Bylaws concerning the proposed business or nominee. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of our immediately preceding annual meeting, which, with respect to the 2022 Annual Meeting, would be no earlier than the close of business on February 9, 2022 and no later than the close of business on March 11, 2022. However, in the event that the date of the 2022 Annual Meeting is more than 25 days before or after June 9, 2022, then the notice, to be timely, must be delivered not later than the close of business on the tenth day following the date on which the notice of the date of the meeting is mailed or publicly announced.

STOCKHOLDERS ARE URGED TO SUBMIT THEIR BLUE PROXY CARDS WITHOUT DELAY. A PROMPT RESPONSE WILL BE GREATLY APPRECIATED.

By Order of the Board of Directors

GEORGE E. SHERMAN

Chief Executive Officer

April 22, 2021

55 | 2021 Proxy Statement

Annex I

RECONCILIATIONS OF GAAP AND NON-GAAP FINANCIAL MEASURES

As a supplement to our financial results presented in accordance with U.S. generally accepted accounting principles (GAAP), we may use certain non-GAAP measures, such as adjusted selling, general and administrative expenses (“SG&A”), adjusted operating income, adjusted net income, adjusted earnings per share and adjusted free cash flow. We believe these non-GAAP financial measures provide useful information to investors in evaluating our core operating performance. Additionally, our Compensation Committee uses certain non-GAAP financial measures in setting targets for performance-based compensatory awards, as discussed in the Compensation Discussion and Analysis. Our compensatory awards may include additional adjusting items for stock based compensation, fluctuations in foreign currency and other non-recurring items. The following table reconciles the Company’s adjusted SG&A, adjusted operating income, adjusted net income, adjusted earnings per share and adjusted free cash flow to its nearest GAAP measure (in millions):

	Fiscal Year
	2020	2019

Adjusted Operating Income
Operating (loss) earnings	$(237.8)	$(399.6)
Transformation costs	1.6	37.9
Goodwill and asset impairments	15.5	385.6
Significant transactions(1)	(24.9)	—
Divestitures, severance and other	7.6	38.4

Adjusted operating (loss) income	$(238.0)	$62.3

Adjusted EBITDA
Net income (loss)	$(215.3)	$(470.9)
(Income) loss from discontinued operations	0.7	6.5

Net income (loss) from continuing operations	(214.6)	(464.4)
Interest expense, net	32.1	27.2
Depreciation and amortization	80.7	96.2
Income tax (benefit) expenses	(55.3)	37.6

EBITDA	(157.1)	(303.4)
Stock-based compensation	7.9	8.3
Transformation costs	1.6	37.9
Goodwill and asset impairments	15.5	385.6
Significant transactions(1)	(24.9)	—
Divestitures, severance and other	7.6	38.4

Adjusted EBITDA	$(149.4)	$166.8

(1)	Includes the gain on sale of assets relating to the sale-leaseback transactions and transaction costs associated with our debt exchange.

	Fiscal Year
	2020	2019

Free Cash Flow
Net cash flows provided by (used in) operating activities	$123.7	$(414.5)
Purchase of property and equipment	(60.0)	(78.5)

Free Cash Flow	$63.7	$(493.0)

A-I-1 | 2021 Proxy Statement

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:

P.O. BOX 8016, CARY, NC 27512-9903	INTERNET Go To: www.proxypush.com/GME • Cast your vote online • Have your Proxy Card ready • Follow the simple instructions to record your vote
PHONE Call 1-855-847-1311 • Use any touch-tone telephone • Have your Proxy Card ready • Follow the simple recorded instructions
MAIL • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid envelope provided

GameStop Corp.

Annual Meeting of Stockholders

For Stockholders as of record on April 15, 2021

TIME:        Wednesday, June 09, 2021 10:00 AM, Central Daylight Time

PLACE:     625 Westport Parkway, Grapevine, Texas 76051

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints George E. Sherman and Dan L. Reed (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of GameStop Corp. which the undersigned is entitled to vote at said meeting and any adjournment or postponement thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment or postponement thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting or any adjournment or postponement thereof and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

GameStop Corp.

Annual Meeting of Stockholders

Please make your marks like this:	Use dark black pencil or pen only

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR ON PROPOSALS 1, 2 AND 3

	PROPOSAL	YOUR VOTE			BOARD OF DIRECTORS RECOMMENDS
1.	Election of Directors
		FOR	AGAINST	ABSTAIN
	1.01 George E. Sherman	☐	☐	☐	FOR

	1.02 Alain (Alan) Attal	☐	☐	☐	FOR

	1.03 Lawrence (Larry) Cheng	☐	☐	☐	FOR

	1.04 Ryan Cohen	☐	☐	☐	FOR

	1.05 James (Jim) Grube	☐	☐	☐	FOR

	1.06 Yang Xu	☐	☐	☐	FOR

		FOR	AGAINST	ABSTAIN
2.	Provide an advisory, non-binding vote on the compensation of our named executive officers;	☐	☐	☐	FOR

3.	Ratify our Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending January 29, 2022; and	☐	☐	☐	FOR

4.	Transact such other business, if any, as may properly come before the annual meeting and at any postponement or adjournment of the annual meeting.

Check here if you would like to attend the meeting in person.

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date